Exhibit 99.1

Financial Statements and
Accompanying Notes
With Report of Independent Auditors

December 31, 2021

Report of Independent Auditors

Those charged with governance of First Midwest Bancorp, Inc.
Opinion
We have audited the consolidated financial statements of First Midwest Bancorp, Inc. (“the Company”), which comprise the consolidated statements of financial condition as of December 31, 2021 and 2020, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2021, and the related notes (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2021 in accordance with accounting principles generally accepted in the United States of America.
Basis for Opinion
We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Adoption of New Accounting Standard
As discussed in Note 2 to the consolidated financial statements, the Company changed its method for accounting for credit losses in 2020.
Responsibilities of Management for the Financial Statements
Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued.
Auditor’s Responsibilities for the Audit of the Financial Statements
Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free of material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.
In performing an audit in accordance with GAAS, we:
•Exercise professional judgment and maintain professional skepticism throughout the audit.
•Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
•Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.
•Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.
We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Ernst & Young LLP

Chicago, Illinois
March 11, 2022

FIRST MIDWEST BANCORP, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Amounts in thousands, except per share data)

	As of December 31,
	2021	2020
Assets
Cash and due from banks	$220,207	$196,364
Interest-bearing deposits in other banks	1,898,865	920,880
Equity securities, at fair value	118,857	76,404
Securities available-for-sale, at fair value (amortized cost 2021 – $3,179,871; 2020 – $3,043,480)	3,147,220	3,096,408
Securities held-to-maturity, at amortized cost (fair value 2021 – $8,234; 2020 – $11,686)	8,655	12,071
Federal Home Loan Bank ("FHLB") and Federal Reserve Bank ("FRB") stock, at cost	106,097	117,420
Loans	14,665,491	14,751,232
Allowance for loan losses	(201,237)	(239,017)
Net loans	14,464,254	14,512,215
Other real estate owned ("OREO")	5,196	8,253
Premises, furniture, and equipment, net	120,555	132,045
Investment in bank-owned life insurance ("BOLI")	300,730	301,101
Goodwill and other intangible assets	920,599	932,764
Accrued interest receivable and other assets	467,007	532,753
Total assets	$21,778,242	$20,838,678
Liabilities
Noninterest-bearing deposits	$6,191,885	$5,797,899
Interest-bearing deposits	10,999,044	10,214,565
Total deposits	17,190,929	16,012,464
Borrowed funds	1,291,816	1,546,414
Subordinated debt	235,588	234,768
Accrued interest payable and other liabilities	317,181	355,026
Total liabilities	19,035,514	18,148,672
Stockholders' Equity
Preferred stock	230,500	230,500
Common stock	1,254	1,254
Additional paid-in capital	1,277,441	1,275,492
Retained earnings	1,508,047	1,388,525
Accumulated other comprehensive income (loss), net of tax	(37,793)	26,379
Treasury stock, at cost	(236,721)	(232,144)
Total stockholders' equity	2,742,728	2,690,006
Total liabilities and stockholders' equity	$21,778,242	$20,838,678

	December 31, 2021		December 31, 2020
	Preferred Shares	Common Shares	Preferred Shares	Common Shares
Par value	$—	$0.01	$—	$0.01
Shares authorized	1,000	250,000	1,000	250,000
Shares issued	231	125,387	231	125,367
Shares outstanding	231	114,128	231	114,296
Treasury shares	—	11,259	—	11,071

See accompanying notes to the consolidated financial statements.

FIRST MIDWEST BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)

	Years Ended December 31,
	2021	2020	2019
Interest Income
Loans	$534,322	$568,065	$617,632
Investment securities – taxable	60,505	70,404	66,292
Investment securities – tax-exempt	5,247	5,760	6,501
Other short-term investments	7,751	7,089	8,314
Total interest income	607,825	651,318	698,739
Interest Expense
Deposits	12,068	38,242	77,598
Borrowed funds	12,508	19,176	18,228
Subordinated debt	13,874	14,251	14,431
Total interest expense	38,450	71,669	110,257
Net interest income	569,375	579,649	588,482
Provision for loan losses	3,174	98,615	44,027
Net interest income after provision for loan losses	566,201	481,034	544,455
Noninterest Income
Wealth management fees	57,770	50,688	48,337
Service charges on deposit accounts	44,403	42,059	49,424
Mortgage banking income	29,749	21,115	10,105
Card-based fees	18,763	16,150	18,133
Capital market products income	6,838	6,961	13,931
Other service charges, commissions, and fees	12,191	10,576	11,363
Swap termination costs	—	(31,852)	—
Net securities gains	—	13,323	—
Other income	12,018	11,633	11,586
Total noninterest income	181,732	140,653	162,879
Noninterest Expense
Salaries and wages	213,417	211,917	197,640
Retirement and other employee benefits	47,068	45,728	42,879
Net occupancy and equipment expense	56,154	57,081	51,818
Technology and related costs	41,947	39,822	27,787
Professional services	30,238	35,019	36,428
Amortization of other intangible assets	11,182	11,207	10,481
Advertising and promotions	10,755	10,109	11,561
Federal Deposit Insurance Corporation ("FDIC") premiums	8,051	11,093	8,353
Net OREO expense	1,187	1,196	2,436
Other expenses	40,353	30,203	28,995
Optimization costs	1,556	19,869	—
Acquisition and integration related expenses	14,879	13,462	21,860
Delivering Excellence implementation costs	—	—	1,157
Total noninterest expense	476,787	486,706	441,395
Income before income tax expense	271,146	134,981	265,939
Income tax expense	71,586	27,083	66,201
Net income	$199,560	$107,898	$199,738
Preferred dividends	(16,135)	(9,119)	—
Net income applicable to non-vested restricted shares	(1,922)	(984)	(1,681)
Net income applicable to common shares	$181,503	$97,795	$198,057
Per Common Share Data
Basic earnings per common share ("EPS")	$1.61	$0.87	$1.83
Diluted EPS	1.60	0.87	1.82
Dividends declared per common share	0.56	0.56	0.54
Weighted-average common shares outstanding	112,947	112,355	108,156
Weighted-average diluted common shares outstanding	113,781	112,702	108,584

See accompanying notes to the consolidated financial statements.

FIRST MIDWEST BANCORP, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Dollar amounts in thousands)

	Years Ended December 31,
	2021	2020	2019
Net Income	$199,560	$107,898	$199,738
Securities Available-for-Sale
Unrealized holding (losses) gains:
Before tax	(85,579)	44,344	61,818
Tax effect	23,615	(12,231)	(17,218)
Net of tax	(61,964)	32,113	44,600
Reclassification of net gains included in net income:
Before tax	—	13,323	—
Tax effect	—	(3,730)	—
Net of tax	—	9,593	—
Net unrealized holding (losses) gains	(61,964)	22,520	44,600
Derivative Instruments
Unrealized holding (losses) gains:
Before tax	(8,752)	44,774	4,670
Tax effect	2,413	(12,481)	(1,301)
Net of tax	(6,339)	32,293	3,369
Reclassification of net losses included in net income:
Before tax	—	(31,852)	—
Tax effect	—	8,919	—
Net of tax	—	(22,933)	—
Net unrealized holding (losses) gains	(6,339)	9,360	3,369
Unrecognized Net Pension Costs
Net unrealized holding gains (losses):
Before tax	5,698	(4,837)	3,624
Tax effect	(1,567)	1,290	(1,035)
Net of tax	4,131	(3,547)	2,589
Total other comprehensive (loss) income	(64,172)	28,333	50,558
Total comprehensive income	$135,388	$136,231	$250,296

	Accumulated Unrealized Gain (Loss) on Securities Available- for-Sale	Accumulated Unrealized Gain (Loss) on Derivative Instruments	Unrecognized Net Pension Costs	Total Accumulated Other Comprehensive Income (Loss), Net of Tax
Balance at December 31, 2018	$(28,792)	$(2,550)	$(21,170)	$(52,512)
Other comprehensive income	44,600	3,369	2,589	50,558
Balance at December 31, 2019	15,808	819	(18,581)	(1,954)
Other comprehensive income	22,520	9,360	(3,547)	28,333
Balance at December 31, 2020	38,328	10,179	(22,128)	26,379
Other comprehensive loss	(61,964)	(6,339)	4,131	(64,172)
Balance at December 31, 2021	$(23,636)	$3,840	$(17,997)	$(37,793)

See accompanying notes to the consolidated financial statements.

FIRST MIDWEST BANCORP, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
(Amounts in thousands, except per share data)

	Common Shares Outstanding	Preferred Stock	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive (Loss) Income	Treasury Stock	Total
Balance at December 31, 2018	106,375	$—	$1,157	$1,114,580	$1,192,767	$(52,512)	$(200,994)	$2,054,998
Adjustment to apply recent accounting pronouncements(1)	—	—	—	—	47,257	—	—	47,257
Net income	—	—	—	—	199,738	—	—	199,738
Other comprehensive income	—	—	—	—	—	50,558	—	50,558
Common dividends declared ($0.54 per common share)	—	—	—	—	(59,150)	—	—	(59,150)
Acquisition, net of issuance costs	4,879	—	47	97,350	—	—	4,099	101,496
Common stock issued	38	—	—	88	—	—	674	762
Purchase of common stock	(1,687)	—	—	—	—	—	(33,928)	(33,928)
Restricted stock activity	381	—	—	(13,913)	—	—	10,083	(3,830)
Treasury stock issued to benefit plans	(14)	—	—	(14)	—	—	(277)	(291)
Share-based compensation expense	—	—	—	13,183	—	—	—	13,183
Balance at December 31, 2019	109,972	—	1,204	1,211,274	1,380,612	(1,954)	(220,343)	2,370,793
Adjustment to apply recent accounting pronouncements(2)	—	—	—	—	(26,821)	—	—	(26,821)
Net income	—	—	—	—	107,898	—	—	107,898
Other comprehensive income	—	—	—	—	—	28,333		28,333
Preferred dividends	—	—	—	—	(9,119)	—	—	(9,119)
Common dividends declared ($0.56 per common share)	—	—	—	—	(64,045)	—	—	(64,045)
Acquisition, net of issuance costs	4,930	—	49	71,834	—	—	—	71,883
Preferred stock issued	—	230,500	—	(9,313)	—	—	—	221,187
Common stock issued	55	—	1	401	—	—	679	1,081
Purchase of common stock	(1,171)	—	—	—	—	—	(22,557)	(22,557)
Restricted stock activity	534	—	—	(13,361)	—	—	10,325	(3,036)
Treasury stock issued to benefit plans	(24)	—	—	(83)	—	—	(248)	(331)
Share-based compensation expense	—	—	—	14,740	—	—	—	14,740
Balance at December 31, 2020	114,296	230,500	1,254	1,275,492	1,388,525	26,379	(232,144)	2,690,006
Net income	—	—	—	—	199,560	—	—	199,560
Other comprehensive loss	—	—	—	—	—	(64,172)		(64,172)
Preferred dividends	—	—	—	—	(16,135)	—	—	(16,135)
Common dividends declared ($0.56 per common share)	—	—	—	—	(63,903)	—	—	(63,903)
Common stock issued	81	—	—	274	—	—	1,044	1,318
Repurchases of common stock	(715)	—	—	—	—	—	(14,929)	(14,929)
Restricted stock activity	457	—	—	(13,286)	—	—	9,155	(4,131)
Treasury stock issued to benefit plans	9	—	—	33	—	—	153	186
Share-based compensation expense	—	—	—	14,928	—	—	—	14,928
Balance at December 31, 2021	114,128	$230,500	$1,254	$1,277,441	$1,508,047	$(37,793)	$(236,721)	$2,742,728
(1)As a result of accounting guidance adopted in 2019, the remaining deferred gain on a sale-leaseback transaction was recognized as a cumulative-effect adjustment to retained earnings as of January 1, 2019.
(2)As a result of accounting guidance adopted in 2020, a portion of the increase in allowance for credit losses, net of tax, was recognized as a cumulative-effect adjustment to retained earnings as of January 1, 2020.

See accompanying notes to the consolidated financial statements.

FIRST MIDWEST BANCORP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollar amounts in thousands)

	Years Ended December 31,
	2021	2020	2019
Operating Activities
Net income	$199,560	$107,898	$199,738
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	3,174	98,615	44,027
Depreciation of premises, furniture, and equipment	14,685	16,451	16,366
Net amortization of premium on securities	19,969	21,884	15,731
Net securities gains	—	(13,323)	—
Gains on sales of 1-4 family mortgages and corporate loans held-for-sale	(27,678)	(23,106)	(9,992)
Net losses (gains) on sales and valuation adjustments of OREO	59	(126)	373
Amortization of the FDIC indemnification asset	—	892	1,208
Net (gains) losses on sales and valuation adjustments of premises, furniture, and equipment	(1,662)	8,005	879
BOLI income	(7,223)	(7,444)	(8,394)
Net pension cost (income)	2,409	1,361	(489)
Share-based compensation expense	14,928	14,740	13,183
Tax benefit related to share-based compensation	430	327	364
Provision for deferred income tax expense (benefit)	12,502	(9,056)	10,944
Amortization of other intangible assets	11,182	11,207	10,481
Originations of mortgage loans held-for-sale	(860,603)	(833,385)	(499,318)
Proceeds from sales of mortgage loans held-for-sale	897,729	835,688	474,384
Net increase in equity securities	(42,453)	(34,268)	(4,364)
Net decrease (increase) in accrued interest receivable and other assets	58,804	(30,974)	(146,968)
Net (decrease) increase in accrued interest payables and other liabilities	(19,166)	(30,345)	108,956
Net cash provided by operating activities	276,646	135,041	227,109
Investing Activities
Proceeds from maturities, repayments, and calls of securities available-for-sale	969,081	1,255,209	531,032
Proceeds from sales of securities available-for-sale	34,834	281,869	93,332
Purchases of securities available-for-sale	(1,160,275)	(1,600,784)	(916,564)
Proceeds from maturities, repayments, and calls of securities held-to-maturity	3,416	20,104	4,460
Purchases of securities held-to-maturity	—	(10,098)	(2,855)
Net proceeds (purchases) of FHLB stock	11,323	(2,011)	(33,626)
Net decrease (increase) in loans	46,353	(1,181,870)	(719,676)
Proceeds from claims on BOLI, net of premiums paid	7,594	5,191	8,776
Proceeds from sales of OREO	4,438	4,262	10,645
Proceeds from sales of premises, furniture, and equipment	5,592	1,716	4,145
Purchases of premises, furniture, and equipment	(7,125)	(11,279)	(20,330)
Net cash received from (paid for) acquisitions	—	142,282	(13,532)
Net cash used in investing activities	(84,769)	(1,095,409)	(1,054,193)
Financing Activities
Net increase in deposit accounts	1,178,465	1,811,110	180,412
Net (decrease) increase in borrowed funds	(254,598)	(123,876)	750,933
Swap termination costs	—	(31,852)	—
Net proceeds from the issuance of preferred stock	—	221,187	—
Repurchases of common stock	(14,929)	(22,557)	(33,928)
Cash dividends paid	(95,900)	(72,585)	(56,540)
Restricted stock activity	(3,087)	(3,036)	(3,830)
Net cash provided by financing activities	809,951	1,778,391	837,047
Net increase in cash and cash equivalents	1,001,828	818,023	9,963
Cash and cash equivalents at beginning of year	1,117,244	299,221	289,258
Cash and cash equivalents at end of year	$2,119,072	$1,117,244	$299,221

FIRST MIDWEST BANCORP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS - (Continued)
(Dollar amounts in thousands)

	Years Ended December 31,
	2021	2020	2019
Supplemental Disclosures of Cash Flow Information:
Income taxes paid	$46,417	$40,276	$48,899
Interest paid to depositors and creditors	39,630	77,345	109,760
Dividends declared, but unpaid	—	15,862	15,283
Common stock issued for acquisitions, net of issuance costs	—	71,883	101,496
Non-cash transfers of loans to OREO	1,440	1,930	944
Non-cash transfers of loans to other assets	—	—	13,175
Non-cash transfers of loans held-for-investment to (from) loans held-for-sale	24,274	(6,880)	9,472
Non-cash recognition of right-of-use asset	—	—	143,561
Non-cash recognition of lease liability	—	—	143,561

See accompanying notes to the consolidated financial statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Nature of Operations – First Midwest Bancorp, Inc. (the "Company") is a bank holding company that was incorporated in Delaware in 1982 and began operations on March 31, 1983. The Company is headquartered in Chicago, Illinois with operations throughout metropolitan Chicago, southeast Wisconsin, northwest Indiana, central and western Illinois, and eastern Iowa. The Company operates three wholly-owned subsidiaries: First Midwest Bank (the "Bank"), Northern Oak Wealth Management, Inc. ("Northern Oak"), and Premier Asset Management LLC ("Premier"). The Bank conducts the majority of the Company's operations and Northern Oak and Premier are registered investment advisers providing advisory services to certain of the Company's wealth management clients.
The Company is engaged in commercial and consumer banking and offers a full range of commercial, treasury management, equipment leasing, consumer, wealth management, trust, and private banking products and services.
Basis of Presentation – The accounting and reporting policies of the Company and its subsidiaries conform to U.S. generally accepted accounting principles ("GAAP") and general practices within the banking industry. Certain reclassifications were made to prior year amounts to conform to the current year presentation.
Use of Estimates – The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Although these estimates and assumptions are based on the best available information, actual results could differ from those estimates.
Principles of Consolidation – The accompanying consolidated financial statements include the financial position and results of operations of the Company and its subsidiaries after elimination of all significant intercompany accounts and transactions. Assets held in a fiduciary or agency capacity are not assets of the Company or its subsidiaries and are not included in the consolidated financial statements.
Segment Disclosures – The Company has one reportable segment. The Company's chief operating decision maker evaluates the operations of the Company using consolidated information for purposes of allocating resources and assessing performance. Therefore, segment disclosures are not required.
The following is a summary of the Company's significant accounting policies.
Business Combinations – Business combinations are accounted for under the acquisition method of accounting. Assets acquired and liabilities assumed are recorded at their estimated fair values as of the date of acquisition, with any excess of the purchase price of the acquisition over the fair value of the identifiable net tangible and intangible assets acquired recorded as goodwill. Alternatively, a gain is recorded if the fair value of assets purchased exceeds the fair value of liabilities assumed and consideration paid. The results of operations of the acquired business are included in the Consolidated Statements of Income from the effective date of the acquisition.
Cash and Cash Equivalents – For purposes of the Consolidated Statements of Cash Flows, management defines cash and cash equivalents to include cash and due from banks, interest-bearing deposits in other banks, and other short-term investments, if any, such as federal funds sold and securities purchased under agreements to resell.
Securities – Securities are classified as held-to-maturity, equity, or available-for-sale at the time of purchase.
Securities Held-to-Maturity – Securities classified as held-to-maturity are securities for which management has the intent and ability to hold to maturity. These securities are stated at cost and adjusted for amortization of premiums and accretion of discounts over the estimated lives of the securities using the effective interest method. The Company maintains an allowance for securities held-to-maturity for the risk of loss inherent in these financial assets, which reflects the difference between the carrying value and the discounted expected future cash flows of these assets and is included in securities held-to-maturity, at amortized cost, net in the Consolidated Statements of Financial Condition.
Equity Securities – The Company's equity securities consist primarily of community development investments and certain diversified investment securities held in a grantor trust for participants in the Company's nonqualified deferred compensation plan that are invested in money market and mutual funds, and various preferred equity investments. These securities are carried at fair value with changes in fair value recognized in net income.
Securities Available-for-Sale – All other securities are classified as available-for-sale. Securities available-for-sale are carried at fair value with unrealized gains and losses, net of related deferred income taxes, recorded in stockholders' equity as a separate component of accumulated other comprehensive income (loss) ("AOCI").

The historical cost of debt securities is adjusted for amortization of premiums and accretion of discounts over the estimated life of the security using the effective interest method. Amortization of premiums and accretion of discounts are included in interest income.
Purchases and sales of securities are recognized on a trade date basis. Realized securities gains or losses are reported in net securities losses in the Consolidated Statements of Income. The cost of securities sold is based on the specific identification method. On a quarterly basis, the Company assesses securities with unrealized losses to determine whether impairment has occurred. In evaluating impairment, the Company considers many factors, including (i) the severity of the impairment, (ii) the financial condition and near-term prospects of the issuer, including external credit ratings and recent downgrades for debt securities, (iii) intent to hold the security until its value recovers, and (iv) the likelihood that the Company would be required to sell the security before a recovery in value, which may be at maturity. If there is an unrealized loss on a security that is deemed to be a credit-related impairment, it is recorded as an allowance through a charge to expense through noninterest expense, limited to the difference between amortized cost and fair value. If there is an unrealized loss that is not deemed to be a credit-related impairment, it is recorded through other comprehensive income (loss).
FHLB and FRB Stock – The Company, as a member of the FHLB and FRB, is required to maintain an investment in the capital stock of the FHLB and FRB. No ready market exists for these stocks, and they have no quoted market values. The stock is redeemable at par by the FHLB and FRB and is, therefore, carried at cost and periodically evaluated for impairment.
Loans – Loans held-for-investment are loans that the Company intends to hold until they are paid in full and are carried at the principal amount outstanding, including certain net deferred loan origination fees. Loan origination fees, commitment fees, and certain direct loan origination costs are deferred, and the net amount is amortized as a yield adjustment over the contractual life of the related loans or commitments and included in interest income. Fees related to letters of credit are amortized into fee income over the contractual life of the commitment. Other credit-related fees are recognized as fee income when earned. The Company's net investment in direct financing leases is included in loans and consists of future minimum lease payments and estimated residual values, net of unearned income. Interest income on loans is accrued based on principal amounts outstanding. Loans held-for-sale are carried at the lower of aggregate cost or fair value and included in other assets in the Consolidated Statements of Financial Condition.
Acquired Loans – Acquired loans consist of all loans that were acquired in business combinations and are included within loans held-for-investment. Acquired loans are separated into (i) non-purchased credit deteriorated ("non-PCD") loans and (ii) purchased credit deteriorated ("PCD") loans. Non-PCD loans include loans that did not have evidence of more-than-insignificant credit deterioration since origination at the acquisition date. PCD loans include loans that had evidence of more-than-insignificant credit deterioration since origination. Evidence of credit deterioration was evaluated using various indicators, such as past due and non-accrual status. Leases and revolving loans do not qualify to be accounted for as PCD loans and are accounted for as non-PCD loans.
The acquisition adjustment related to non-PCD loans is amortized into interest income over the contractual life of the related loans. If an acquired non-PCD loan is renewed subsequent to the acquisition date, any remaining acquisition adjustment is accreted into interest income and the loan is considered a new loan that is no longer classified as an acquired loan.
PCD loans are generally accounted for based on estimates of expected future cash flows. The Company uses a discounted cash flow analysis involving significant unobservable inputs and assumptions to measure the fair value of PCD loans. The significant assumptions utilized in the cash flow analysis include the probability of default ("PD"), loss given default ("LGD"), and discount rate. PCD loans are recorded at fair value, excluding credit-related adjustments, for which an allowance for loan losses is established at the acquisition date through purchase accounting adjustments. Expected future cash flows in excess of the fair value of loans at the purchase date ("accretable yield") are recorded as interest income over the life of the loans if the timing and amount of the expected future cash flows can be reasonably estimated. Subsequent to the acquisition date, the allowance for loan losses on PCD loans is estimated as are the allowances for all other loans in the portfolio.
90-Days Past Due Loans – The Company's accrual of interest on loans is generally discontinued at the time the loan is 90 days past due unless the credit is sufficiently collateralized and in the process of renewal or collection.
Non-accrual Loans – Generally, corporate loans are placed on non-accrual status (i) when either principal or interest payments become 90 days or more past due unless the credit is sufficiently collateralized and in the process of renewal or collection, or (ii) when an individual analysis of a borrower's creditworthiness warrants a downgrade to non-accrual regardless of past due status. When a loan is placed on non-accrual status, unpaid interest credited to income in the current year is reversed, and unpaid interest accrued in prior years is charged against the allowance for loan losses. After the loan is placed on non-accrual status, all debt service payments are applied to the principal on the loan. Future interest income may only be recorded on a cash basis after recovery of principal is reasonably assured. Non-accrual loans are returned to accrual status when the financial position of the borrower and other relevant factors indicate that the Company will collect all principal and interest.

Non-accrual loans with balances under a specified threshold are not individually evaluated for impairment. For all other non-accrual loans, impairment is measured by comparing the estimated value of the loan to the recorded book value. The value of collateral-dependent loans is based on the fair value of the underlying collateral, less costs to sell. The value of other loans is measured using the present value of expected future cash flows discounted at the loan's effective interest rate.
Commercial loans and loans secured by real estate are charged-off when deemed uncollectible. A loss is recorded if the net realizable value of the underlying collateral is less than the outstanding principal and interest. Consumer loans that are not secured by real estate are subject to mandatory charge-off at a specified delinquency date and are usually not classified as non-accrual prior to being charged-off. Closed-end consumer loans, which include installment, consumer secured, and single payment loans, are usually charged-off no later than the end of the month in which the loan becomes 120 days past due.
Troubled Debt Restructurings ("TDRs") – A restructuring is considered a TDR when (i) the borrower is experiencing financial difficulties, and (ii) the creditor grants a concession, such as forgiveness of principal, reduction of the interest rate, changes in payments, or extension of the maturity date. Loans are not classified as TDRs when the modification is short-term or results in an insignificant delay in payments. The Company's TDRs are determined on a case-by-case basis.
The Company does not accrue interest on a TDR unless it believes collection of all principal and interest under the modified terms is reasonably assured. For a TDR to begin accruing interest, the borrower must demonstrate some level of past performance and the future capacity to perform under the modified terms. Generally, six months of consecutive payment performance under the restructured terms is required before a TDR is returned to accrual status. However, the period could vary depending on the individual facts and circumstances of the loan. An evaluation of the borrower's current creditworthiness is used to assess the borrower's capacity to repay the loan under the modified terms. This evaluation includes an estimate of expected future cash flows, evidence of strong financial position, and estimates of the value of collateral, if applicable. For TDRs to be removed from TDR status in the calendar year after the restructuring, the loans must (i) have an interest rate and terms that reflect market conditions at the time of restructuring, and (ii) be in compliance with the modified terms. If the loan was restructured at below market rates and terms, it continues to be separately reported as a TDR until it is paid in full or charged-off.
Allowance for Credit Losses – The allowance for credit losses is comprised of the allowance for loan losses and the allowance for unfunded commitments and is maintained by management at a level believed adequate to absorb current expected credit losses in the existing loan portfolio. Determination of the allowance for credit losses is subjective since it requires significant estimates and management judgment, including the amounts and timing of expected future cash flows, actual loss experience, consideration of current national, regional, and local economic trends and conditions, reasonable and supportable forecasts about the future, changes in interest rates and property values, various internal and external qualitative factors, and other factors.
Loans deemed to be uncollectible are charged-off against the allowance for loan losses, while recoveries of amounts previously charged-off are credited to the allowance for loan losses. Adjustments to the allowance for loan losses are charged to expense through the provision for loan losses. The amount of provision depends on a number of factors, including net charge-off levels, loan growth, changes in the composition of the loan portfolio, and the Company's assessment of the allowance for loan losses based on the methodology discussed below.
Allowance for Loan Losses – The allowance for loan losses consists of (i) specific allowance for individual loans where the recorded investment exceeds the value, (ii) an allowance based on historical credit loss experience with consideration of reasonable and supportable forecasts of economic conditions for each loan category, and (iii) an allowance based on other internal and external qualitative factors.
The allowance for individual loans is based on a periodic analysis of non-accrual loans individually exceeding a specific dollar amount. If the estimated value of a non-accrual loan is less than its recorded book value, the Company either (i) provides an allowance in the amount of the excess of the book value over the estimated value of the related loan or, (ii) if the loss is confirmed, charges off the loss.
The allowance by loan category is based on a discounted cash flows analysis as future cash flows are discounted at an effective rate of return. In addition, estimates of losses on future cash flows are forecasted by applying probability of default and loss given default factors as well as prepayment and curtailment assumptions to cash flows that are adjusted to a present value. This discounted cash flow analysis is updated quarterly, primarily using actual loss experience adjusted for current reasonable and supportable forecasts of economic conditions over a one-year forecast period. After the one-year forecast period, a one-year reversion period adjusts loss experience to the historical average on a straight-line basis. These forecasts consider multiple scenarios of key assumptions including national unemployment rates, housing price indices, and gross domestic product.
This general allowance component is then adjusted based on management's consideration of many internal and external qualitative factors, including:

•Changes in the composition of the loan portfolio, trends in the volume of loans, and trends in delinquent and non-accrual loans that could indicate that historical trends do not reflect current conditions.
•Changes in credit policies and procedures, such as underwriting standards and collection, charge-off, and recovery practices.
•Changes in the experience, ability, and depth of credit management and other relevant staff.
•Changes in the quality of the Company's loan review system and Board of Directors oversight.
•The effect of any concentration of credit and changes in the level of concentrations, such as loan type or risk rating.
•Changes in the value of the underlying collateral for collateral-dependent loans.
•Changes in the national, regional, and local economy that affect the collectability of various segments of the portfolio.
•The effect of other external factors, such as competition and legal and regulatory requirements, on the Company's loan portfolio.
The allowance for loan losses also includes an allowance on acquired non-PCD and PCD loans. An allowance for loan losses is recorded on acquired PCD loans at the acquisition date through purchase accounting adjustments. Subsequent to the acquisition date, the allowance for loan losses on PCD loans is estimated as are the allowances for all other loans in the portfolio. No allowance for loan losses is recorded on acquired non-PCD loans at the acquisition date through purchase accounting. Instead, an allowance is established on acquired non-PCD loans at the acquisition date in-line with all other loans in the portfolio as if the loans were originated at the acquisition date. On a periodic basis, the adequacy of this allowance is determined using either a PD/LGD methodology or a specific review methodology.
Allowance for Unfunded Commitments – The Company also maintains an allowance for unfunded commitments, including letters of credit, for the risk of loss inherent in these arrangements. The allowance for unfunded commitments is estimated using the historical credit loss experience with consideration of reasonable and supportable forecasts of economic conditions for each loan category. The allowance for unfunded commitments is included in other liabilities in the Consolidated Statements of Financial Condition.
The establishment of the allowance for credit losses involves a high degree of judgment and estimation given the difficulty of assessing the factors impacting loan repayment and estimating the timing and amount of losses. While management utilizes its best judgment and information available, the adequacy of the allowance for credit losses depends on a variety of factors beyond the Company's control, including the performance of its loan portfolio, current national, regional, and local economic trends, reasonable and supportable forecasts about the future, changes in interest rates and property values, the amounts and timing of expected future cash flows on non-accrual loans, estimated losses on pools of homogenous loans, the interpretation of loan risk classifications by regulatory authorities, various internal and external qualitative factors, and other factors.
OREO – OREO consists of properties acquired through foreclosure in partial or total satisfaction of defaulted loans. At initial transfer into OREO, properties are recorded at fair value, less estimated selling costs. Subsequently, OREO is carried at the lower of the cost basis or fair value, less estimated selling costs. OREO write-downs occurring at the transfer date are charged against the allowance for loan losses, establishing a new cost basis. Subsequent to the initial transfer, the carrying values of OREO may be adjusted through a valuation allowance to reflect reductions in value resulting from new appraisals, new list prices, changes in market conditions, or changes in disposition strategies. Increases in value can be recognized through a reduction in the valuation allowance, but may not exceed the established cost basis. These valuation adjustments, along with expenses related to maintenance of the properties, are included in net OREO expense in the Consolidated Statements of Income.
Depreciable Assets – Premises, furniture, and equipment are stated at cost, less accumulated depreciation. Depreciation expense is determined by the straight-line method over the estimated useful lives of the assets. Useful lives range from 3 to 10 years for furniture and equipment and 25 to 40 years for premises. Leasehold improvements are amortized over the shorter of the life of the asset or the lease term. Gains on dispositions are included in other noninterest income and losses on dispositions are included in other noninterest expense in the Consolidated Statements of Income. Maintenance and repairs are charged to operating expenses as incurred, while improvements that extend the useful life of assets are capitalized and depreciated over the estimated remaining life. Certain assets, such as buildings and land, that the Company intends to sell and meet held-for-sale criteria are transferred into the held-for-sale category at the lower of their fair value, as determined by a current appraisal, or their recorded investment.
Long-lived depreciable assets are evaluated periodically for impairment when events or changes in circumstances indicate the carrying amount may not be recoverable. Impairment exists when the undiscounted expected future cash flows of a long-lived asset are less than its carrying value. In that event, the Company recognizes a loss for the difference between the carrying amount and the estimated fair value of the asset based on a quoted market price, if applicable, or a discounted cash flow analysis. Impairment losses are recorded in other noninterest expense in the Consolidated Statements of Income.
Lease Obligations – The Company leases certain premises under non-cancelable operating leases in the normal course of business operations. These lease obligations result in the recognition of right-of-use assets and associated lease liabilities. The amount of right-of-use assets and associated lease liabilities recorded is based on the present value of future minimum lease payments. Right-of-use assets are amortized on a straight-line basis over the estimated useful lives of the related premises, and interest associated with the net present value of future minimum lease payments is included in net occupancy and equipment expense in the consolidated financial statements.
BOLI – BOLI represents life insurance policies on the lives of certain Company directors and officers for which the Company is the sole owner and beneficiary. These policies are recorded as an asset in the Consolidated Statements of Financial Condition at their cash surrender value ("CSV") or the current amount that could be realized if settled. The change in CSV and insurance proceeds received are included as a component of noninterest income in the Consolidated Statements of Income.
Goodwill and Other Intangible Assets – Goodwill represents the excess of the purchase price of the acquisition over the fair value of the net tangible and intangible assets acquired using the acquisition method of accounting. Goodwill is not amortized. Instead, impairment testing is conducted annually as of October 1 or more often if events or circumstances between annual tests indicate that there may be impairment.
Impairment testing is performed using either a qualitative or quantitative approach at the reporting unit level. All of the Company's goodwill is allocated to First Midwest Bancorp, Inc., which is the Company's only applicable reporting unit for purposes of testing goodwill for impairment. Impairment testing performed using a qualitative approach assesses recent events and circumstances to determine whether it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount. Qualitative factors include, but are not limited to, macroeconomic conditions, industry- and market- specific conditions and trends, the Company's financial performance, market capitalization, stock price, and Company-specific events relevant to the assessment. If the assessment of qualitative factors indicates that it is not more-likely-than-not that an impairment exists, no further testing is performed; otherwise, the Company would proceed with a quantitative goodwill impairment test. In the quantitative goodwill impairment test, the Company compares its estimate of the fair value of the reporting unit, which is based on a discounted cash flow analysis, with its carrying amount, including goodwill. If the fair value of the reporting unit exceeds its carrying amount, goodwill of the reporting unit is not impaired. If the reporting unit's carrying amount exceeds its fair value, the Company would record an impairment charge based on that difference.
Other intangible assets represent purchased assets that lack physical substance, but can be distinguished from goodwill because of contractual or other legal rights or because the asset is capable of being sold or exchanged either on its own or in combination with a related contract, asset, or liability. Identified intangible assets that have a finite useful life are amortized over that life in a manner that reflects the estimated decline in the economic value of the identified intangible asset. All of the Company's other intangible assets have finite lives and are amortized over varying periods not exceeding 10 years. Intangible assets are reviewed for impairment annually or more frequently when events or circumstances indicate that its carrying amount may not be recoverable.
Wealth Management – Assets held in a fiduciary or agency capacity for customers are not included in the consolidated financial statements as they are not assets of the Company or its subsidiaries. Fee income is recognized on an accrual basis and is included as a component of noninterest income in the Consolidated Statements of Income.
Derivative Financial Instruments – To provide derivative products to customers and in the ordinary course of business, the Company enters into derivative transactions as part of its overall interest rate risk management strategy to minimize significant unplanned fluctuations in earnings and expected future cash flows caused by interest rate volatility. All derivative instruments are recorded at fair value as either other assets or other liabilities in the Consolidated Statements of Financial Condition. Subsequent changes in a derivative's fair value are recognized in earnings unless specific hedge accounting criteria are met.
On the date the Company enters into a derivative contract, the derivative is designated as a fair value hedge, a cash flow hedge, or a non-hedge derivative instrument. Fair value hedges are designed to mitigate exposure to changes in the fair value of an asset or liability attributable to a particular risk, such as interest rate risk. Cash flow hedges are designed to mitigate exposure to variability in expected future cash flows to be received or paid related to an asset, liability, or other type of forecasted transaction. The Company formally documents all relationships between hedging instruments and hedged items, including its risk management objective and strategy at inception.
At the hedge's inception, a formal assessment is performed to determine the effectiveness of the derivative in offsetting changes in the fair values or expected future cash flows of the hedged items in the current period and prospectively. If a derivative instrument designated as a hedge is terminated or ceases to be highly effective, hedge accounting is discontinued prospectively, and the gain or loss is amortized into earnings. For fair value hedges, the gain or loss is amortized over the remaining life of the hedged asset or liability. For cash flow hedges, the gain or loss is amortized over the same period that the forecasted hedged transactions impact earnings. If the hedged item is disposed of, any fair value adjustments are included in the gain or loss from the disposition of the hedged item. If the forecasted transaction is no longer probable, the gain or loss is included in earnings immediately.

For fair value hedges, changes in the fair value of the derivative instruments, as well as changes in the fair value of the hedged item, are recognized in earnings in the same income statement line item as the earnings effect of the hedged item. For cash flow hedges, the effective portion of the change in fair value of the derivative instrument is reported as a component of AOCI and is reclassified to earnings when the hedged transaction is reflected in earnings.
Comprehensive Income – Comprehensive income is the total of reported net income and other comprehensive (loss) income that includes all other revenues, expenses, gains, and losses that are not reported in net income under GAAP. The Company includes the following items, net of tax, in other comprehensive (loss) income in the Consolidated Statements of Comprehensive Income: (i) changes in unrealized gains or losses on securities available-for-sale, (ii) changes in the fair value of derivatives designated as cash flow hedges, and (iii) changes in unrecognized net pension costs related to the Company's pension plan.
Treasury Stock – Treasury stock acquired is recorded at cost and is carried as a reduction of stockholders' equity in the Consolidated Statements of Financial Condition. Treasury stock issued is valued based on the "last in, first out" inventory method. The difference between the consideration received on issuance and the carrying value is charged or credited to additional paid-in capital.
Share-Based Compensation – The Company recognizes share-based compensation expense based on the estimated fair value of the award at the grant or modification date over the period during which an employee is required to provide service in exchange for such award. Share-based compensation expense is included in salaries and wages in the Consolidated Statements of Income.
Income Taxes – The Company files U.S. federal income tax returns and state income tax returns in various states. The provision for income taxes is based on income in the consolidated financial statements, rather than amounts reported on the Company's income tax return.
Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using the enacted tax rates that are expected to apply to taxable income in years in which those temporary differences are expected to be recovered or settled. A valuation allowance is established for any deferred tax asset for which recovery or settlement is not more-likely-than-not. The effect of a change in tax rates on deferred tax assets and liabilities is recognized as income or expense in the period that includes the enactment date.
Earnings per Common Share – EPS is computed using the two-class method. Basic EPS is computed by dividing net income applicable to common shares by the weighted-average number of common shares outstanding during the applicable period, excluding outstanding participating securities. Participating securities include non-vested restricted stock awards and restricted stock units, which contain nonforfeitable rights to dividends or dividend equivalents. Diluted earnings per common share is computed using the weighted-average number of shares determined for the basic earnings per common share computation, plus the dilutive effect of stock compensation using the treasury stock method.
2.  RECENT ACCOUNTING PRONOUNCEMENTS
Adopted Accounting Pronouncements
Changes to the Disclosure Requirements for Defined Benefit Plans: In August of 2018, the Financial Accounting Standards Board ("FASB") issued Accounting Standard Update ("ASU") 2018-14 that makes minor changes and clarifications to the disclosure requirements for entities that sponsor defined benefit plans. This guidance is effective for annual and interim periods beginning after December 15, 2020. The adoption of this guidance on January 1, 2021 did not materially impact the Company's financial condition, results of operations, or liquidity.
Income Taxes: In December of 2019, the FASB issued ASU 2019-12 that removes certain exceptions to the general principles of accounting for income taxes. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. The adoption of this guidance on January 1, 2021 did not materially impact the Company's financial condition, results of operations, or liquidity.
Accounting Pronouncements Pending Adoption
Reference Rate Reform: In March of 2020, the FASB issued ASU 2020-04 and in January of 2021, the FASB issued 2021-01, both of which provide optional expedients and exceptions for applying GAAP to contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate expected to be discontinued by reference rate reform, if certain criteria are met. This guidance is effective upon issuance as of March 12, 2020 and generally can be applied through December 31, 2022. Management continues to monitor efforts and evaluate the impact of reference rate reform, including this guidance and determining its impact on the Company's financial condition, results of operations, and liquidity.

3.  ACQUISITIONS
Pending Merger
On June 1, 2021, the Company and Old National Bancorp ("Old National"), the holding company for Old National Bank, jointly announced that they entered into a definitive merger agreement to combine in an all-stock merger of equals transaction to create a premier Midwestern bank with approximately $45 billion of combined assets. On February 15, 2022, the Company merged into Old National, with Old National as the surviving entity. For additional discussion and disclosure related to the merger of equals transaction, see note 25, "Subsequent Events."
Completed Acquisitions
Park Bank
On March 9, 2020, the Company completed its acquisition of Bankmanagers Corp. ("Bankmanagers"), the holding company for Park Bank, based in Milwaukee, Wisconsin. At closing, the Company acquired $1.2 billion of assets, $1.0 billion of deposits, and $687.9 million of loans, net of fair value adjustments. Under the terms of the merger agreement, on March 9, 2020, each outstanding share of Bankmanagers common stock was exchanged for 29.9675 shares of Company common stock, plus $623.02 of cash (of which $346.00 per share was paid by Bankmanagers to its shareholders by a special cash dividend immediately prior to closing). This resulted in merger consideration of $174.4 million, which consisted of 4.9 million shares of Company common stock and $102.5 million of cash. Goodwill of $59.6 million associated with the acquisition was recorded by the Company. All Park Bank operating systems were converted to the Company's operating platform during the second quarter of 2020.
During the first quarter of 2021, the Company finalized the fair value adjustments associated with the Bankmanagers transaction, which required measurement period adjustments to goodwill. These adjustments were recognized in the current period in accordance with accounting guidance applicable to business combinations.

The following table presents the assets acquired and liabilities assumed, net of the fair value adjustments, in the Park Bank transaction as of the acquisition date. The assets acquired and liabilities assumed, both intangible and tangible, were recorded at their estimated fair values as of the acquisition date and have been accounted for under the acquisition method of accounting.
Acquisition Activity
(Dollar amounts in thousands, except share and per share data)

Park Bank
March 9, 2020
Assets
Cash and due from banks and interest-bearing deposits in other banks	$244,781
Securities available-for-sale	136,856
Securities held-to-maturity	300
Loans	687,923
OREO	2,276
Goodwill	59,649
Other intangible assets	3,068
Premises, furniture, and equipment	2,550
Accrued interest receivable and other assets	13,502
Total assets	$1,150,905
Liabilities
Noninterest-bearing deposits	$356,050
Interest-bearing deposits	594,026
Total deposits	950,076
Borrowed funds	11,532
Accrued interest payable and other liabilities	14,915
Total liabilities	976,523
Consideration Paid
Common stock (2020 - 4,930,231, shares issued at $14.58 per share)	71,883
Cash paid	102,499
Total consideration paid	174,382
$1,150,905
Expenses related to the acquisition and integration of completed and pending transactions totaled $14.9 million, $13.5 million and $21.9 million during the years ended December 31, 2021, 2020 and 2019, respectively, and are reported as a separate component within noninterest expense in the Consolidated Statements of Income.

4.  SECURITIES
A summary of the Company's securities portfolio by category and maturity is presented in the following tables.
Securities Portfolio
(Dollar amounts in thousands)

	As of December 31,
	2021				2020
	Amortized Cost	Gross Unrealized		Fair Value	Amortized Cost	Gross Unrealized		Fair Value
		Gains	Losses			Gains	Losses
Securities Available-for-Sale
U.S. treasury securities	$—	$—	$—	$—	$12,001	$50	$—	$12,051
U.S. agency securities	669,014	777	(21,424)	648,367	654,321	3,129	(4,976)	652,474
Collateralized mortgage obligations ("CMOs")	1,264,491	7,406	(27,187)	1,244,710	1,415,312	27,529	(4,323)	1,438,518
Other mortgage-backed securities ("MBSs")	864,738	4,959	(11,428)	858,269	566,830	14,650	(640)	580,840
Municipal securities	218,304	8,565	(474)	226,395	224,446	11,573	(4)	236,015
Corporate debt securities	163,324	6,179	(24)	169,479	170,570	6,210	(270)	176,510
Total securities available-for-sale	$3,179,871	$27,886	$(60,537)	$3,147,220	$3,043,480	$63,141	$(10,213)	$3,096,408
Securities Held-to-Maturity
Municipal securities	$8,875	$—	$(421)	$8,454	$12,291	$—	$(385)	$11,906
Allowance for securities held-to-maturity	(220)			(220)	(220)			(220)
Total for securities held- to-maturity, net	$8,655	$—	$(421)	$8,234	$12,071	$—	$(385)	$11,686
Equity Securities				$118,857				$76,404
Accrued interest receivable on the securities portfolio totaled $10.9 million and $11.9 million as of December 31, 2021 and December 31, 2020, respectively, and is included in accrued interest receivable and other assets in the Consolidated Statements of Financial Condition.
Accounting guidance requires that the credit portion of a decline in fair value be recognized as an allowance for credit losses, established as a charge to expense through income. If a decline in fair value below carrying value is not attributable to credit deterioration and the Company does not intend to sell the security or believe it would not be more likely than not required to sell the security prior to recovery, the Company records the non-credit related portion of the decline in fair value in other comprehensive income (loss). In determining whether a decline in fair value of a security is credit related, the Company considers adverse conditions specific to the security, deterioration in economic conditions or market environment that may affect the value of the securities and related collateral, if any, events of default, changes to the credit rating of the security by a rating agency, and guarantees applicable to the security, among other factors.
Remaining Contractual Maturity of Securities
(Dollar amounts in thousands)

	As of December 31, 2021
	Available-for-Sale		Held-to-Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
One year or less	$95,623	$95,040	$565	$538
After one year to five years	153,519	152,584	3,694	3,514
After five years to ten years	801,500	796,617	1,930	1,836
After ten years	—	—	2,466	2,346
Securities that do not have a single contractual maturity date	2,129,229	2,102,979	—	—
Total	$3,179,871	$3,147,220	$8,655	$8,234

The carrying value of securities available-for-sale that were pledged to secure deposits or for other purposes as permitted or required by law totaled $1.7 billion for December 31, 2021 and $1.6 billion for December 31, 2020. No securities held-to-maturity were pledged as of December 31, 2021 or 2020.
Excluding securities issued or backed by the U.S. government and its agencies and U.S. government-sponsored enterprises, there were no investments in securities from one issuer that exceeded 10% of total stockholders' equity as of December 31, 2021 or 2020.
There were realized net gains of $13.3 million on securities available-for-sale for the year ended December 31, 2020, on sales of $268.5 million of securities. There were no net securities gains (losses) recognized during the years ended December 31, 2021 and 2019.
The following table presents the aggregate amount of unrealized losses and the aggregate related fair values of securities with unrealized losses as of December 31, 2021 and 2020.
Securities in an Unrealized Loss Position
(Dollar amounts in thousands)

		Less Than 12 Months		12 Months or Longer		Total
	Number of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
As of December 31, 2021
Securities Available-for-Sale
U.S. agency securities	82	$330,897	$8,572	$251,702	$12,852	$582,599	$21,424
CMOs	204	608,258	12,902	256,894	14,285	865,152	27,187
MBSs	134	608,902	10,049	42,283	1,379	651,185	11,428
Municipal securities	20	18,331	427	967	47	19,298	474
Corporate debt securities	1	—	—	3,210	24	3,210	24
Total	441	$1,566,388	$31,950	$555,056	$28,587	$2,121,444	$60,537
As of December 31, 2020
Securities Available-for-Sale
U.S. agency securities	48	$253,841	$4,764	$14,932	$212	$268,773	$4,976
CMOs	104	349,853	3,205	86,618	1,118	436,471	4,323
MBSs	19	69,838	550	12,307	90	82,145	640
Municipal securities	4	1,012	4	—	—	1,012	4
Corporate debt securities	3	8,100	105	9,513	165	17,613	270
Total	178	$682,644	$8,628	$123,370	$1,585	$806,014	$10,213
Substantially all of the Company's CMOs and other MBSs are either backed by U.S. government-owned agencies or issued by U.S. government-sponsored enterprises. Municipal securities are issued by municipal authorities, and the majority are supported by third-party insurance or some other form of credit enhancement. Management does not believe any of these securities with unrealized losses as of December 31, 2021 represent impairment related to credit deterioration. These unrealized losses are attributed to changes in interest rates and temporary market movements. The Company does not intend to sell these securities and it is not more likely than not that the Company will be required to sell them before recovery of their amortized cost basis, which may be at maturity.

5.  LOANS
Loans Held-for-Investment
The following table presents the Company's loans held-for-investment by class.
Loan Portfolio
(Dollar amounts in thousands)

	As of December 31,
	2021	2020
Commercial and industrial	$4,834,332	$4,578,254
Agricultural	327,873	364,038
Commercial real estate:
Office, retail, and industrial	1,746,944	1,861,768
Multi-family	1,120,748	872,813
Construction	588,247	612,611
Other commercial real estate	1,275,906	1,481,976
Total commercial real estate	4,731,845	4,829,168
Total corporate loans, excluding Paycheck Protection Program ("PPP") loans	9,894,050	9,771,460
PPP loans	230,687	785,563
Total corporate loans	10,124,737	10,557,023
Home equity	565,443	761,725
1-4 family mortgages	3,418,059	3,022,413
Installment	557,252	410,071
Total consumer loans	4,540,754	4,194,209
Total loans	$14,665,491	$14,751,232
Deferred loan fees included in total loans	$8,584	$9,696
Overdrawn demand deposits included in total loans	9,294	8,444
Accrued interest receivable on the loan portfolio totaled $46.7 million and $56.7 million as of December 31, 2021 and December 31, 2020, respectively and is included in accrued interest receivable and other assets in the Consolidated Statements of Financial Condition.
The Company primarily lends to community-based and mid-sized businesses, commercial real estate customers, and consumers in its markets. Within these areas, the Company diversifies its loan portfolio by loan type, industry, and borrower.
Commercial and industrial loans are underwritten after evaluating and understanding the borrower's ability to operate its business. As part of the underwriting process, the Company examines current and expected future cash flows to determine the ability of the borrower to repay its obligation. Commercial and industrial loans are primarily made based on the identified cash flows of the borrower and secondarily on the underlying collateral provided by the borrower and may incorporate a personal guarantee. The cash flows of the borrower may not be as expected, and the collateral securing these loans may fluctuate in value due to the success of the business or economic conditions. Most commercial and industrial loans are secured by the assets being financed or other business assets, such as accounts receivable or inventory. For loans secured by accounts receivable, the availability of funds for repayment substantially depends on the ability of the borrower to collect amounts due from its customers. Some short-term loans may be made on an unsecured basis.
Agricultural loans are generally provided to meet seasonal production, equipment, and farm real estate borrowing needs of individual and corporate crop and livestock producers. Seasonal crop production loans are repaid by the liquidation of the financed crop that is typically covered by crop insurance. Equipment and real estate term loans are repaid through cash flows of the farming operation. As part of the underwriting process, the Company examines projected future cash flows, financial statement stability, and the value of the underlying collateral.
Commercial real estate loans are subject to underwriting standards and processes similar to commercial and industrial loans. The repayment of commercial real estate loans depends on the successful operation of the property securing the loan or the business conducted on the property securing the loan. This category of loans may be more adversely affected by conditions in real estate markets. Management monitors and evaluates commercial real estate loans based on cash flow, collateral, geography, and risk rating criteria. The mix of properties securing the loans in our commercial real estate portfolio is balanced between owner-occupied and investor categories and is diverse in terms of type and geographic location, generally within the Company's markets.
Construction loans are generally made based on estimates of costs and values associated with the completed projects and are underwritten utilizing feasibility studies, independent appraisal reviews, sensitivity analyses of absorption and lease rates, and financial analyses of the developers and property owners. Sources of repayment may be permanent long-term financing, sales of developed property, or an interim loan commitment until permanent financing is obtained. Generally, construction loans have a higher risk profile than other real estate loans since repayment is impacted by real estate values, interest rate changes, governmental regulation of real property, demand and supply of alternative real estate, the availability of long-term financing, and changes in general economic conditions.
The Company began originating PPP loans during the second quarter of 2020 as a part of the U.S. Small Business Administration's ("SBA") program established by the Coronavirus Aid, Relief, and Economic Security Act (the "CARES Act"). These loans are fully guaranteed by the SBA and are expected to be forgiven by the SBA if the applicable criteria are met.
Consumer loans are centrally underwritten using a credit scoring model developed by the Fair Isaac Corporation ("FICO"), which employs a risk-based system to determine the probability that a borrower may default. Underwriting standards for home equity loans are heavily influenced by statutory requirements, which include loan-to-value and affordability ratios, risk-based pricing strategies, and documentation requirements. The home equity category consists mainly of revolving lines of credit secured by junior liens on owner-occupied real estate. Loan-to-value ratios on home equity loans and 1-4 family mortgages are based on the current appraised value of the collateral. Repayment for these loans is dependent on the borrower's continued financial stability, and is more likely to be impacted by adverse personal circumstances.
The Bank is a member of the FHLB and FRB and has access to financing secured by designated assets that may include qualifying commercial real estate, residential and multi-family mortgages, home equity loans, and certain municipal and mortgage-backed securities. The carrying values of loans that were pledged to secure liabilities as of December 31, 2021 and 2020 are presented below.
Carrying Value of Loans Pledged
(Dollar amounts in thousands)

	As of December 31
	2021	2020
Loans pledged to secure:
FHLB advances (blanket pledge)	$4,947,435	$5,909,052
FRB's Discount Window Primary Credit Program	1,177,857	1,207,676
Total	$6,125,292	$7,116,728
As of December 31, 2021 and 2020, based on loans pledged under a blanket pledge agreement noted in the table above, the Bank was eligible to borrow up to $3.1 billion and $3.6 billion, respectively, in FHLB advances. As of December 31, 2021 and 2020, the Bank was eligible to borrow up to $854.2 million and $864.9 million, respectively, through the FRB's Discount Window Primary Credit Program based on assets pledged. For additional disclosure related to the Company's outstanding balance of borrowings, see Note 12, "Borrowed Funds."

Loan Sales
The following table presents loan sales and purchases for the years ended December 31, 2021, 2020, and 2019.
Loan Sales and Purchases
(Dollar amounts in thousands)

	As of December 31,
	2021	2020	2019
Corporate loan sales
Proceeds from sales	$32,693	$4,990	$14,650
Less book value of loans sold	31,989	4,876	14,149
Net gains on corporate sales(1)	704	114	501
1-4 family mortgage loan sales
Proceeds from sales	897,729	835,688	474,384
Less book value of loans sold	870,755	812,696	464,893
Net gains on 1-4 family mortgage sales(2)	26,974	22,992	9,491
Total net gains on loan sales	$27,678	$23,106	$9,992
Corporate loan purchases(3)
Commercial and industrial	$462,478	$273,245	$368,533
Office, retail, and industrial	11,350	17,128	4,787
Multi-family	26,136	—	—
Construction	1,041	10,694	17,372
Other commercial real estate	50,000	15,000	24,559
Total corporate loan purchases	$551,005	$316,067	$415,251
Consumer loan purchases
Home equity	$—	$144,967	$149,379
1-4 family mortgages	995,854	1,150,414	834,473
Installment	253,376	—	—
Total consumer loan purchases	$1,249,230	$1,295,381	$983,852
(1)Net gains on corporate loan sales are included in other service charges, commissions, and fees in the Consolidated Statements of Income.
(2)Net gains on 1-4 family mortgage loan sales are included in mortgage banking income in the Consolidated Statements of Income.
(3)Consists of the Company's portion of loan participations purchased.
The Company retained servicing responsibilities for a portion of the 1-4 family mortgage loans sold and collects servicing fees equal to a percentage of the outstanding principal balance. For additional disclosure related to the Company's obligations resulting from the sale of certain 1-4 family mortgage loans, see Note 21, "Commitments, Guarantees, and Contingent Liabilities."
6.  ACQUIRED LOANS
The following table presents the carrying amount of acquired loans as of December 31, 2021 and 2020.
Acquired Loans(1)
(Dollar amounts in thousands)

	As of December 31,
	2021			2020
	PCD	Non-PCD	Total	PCD	Non-PCD	Total
Acquired loans	$153,167	$711,543	$864,710	$212,021	$1,198,818	$1,410,839
(1) Included in loans in the Consolidated Statements of Financial Condition.
The outstanding balance of PCD loans was $195.3 million and $247.3 million as of December 31, 2021 and 2020, respectively.
Total accretion on acquired loans for December 31, 2021, 2020, and 2019 was $25.1 million, $29.5 million, and $35.6 million, respectively.

7.  PAST DUE LOANS, ALLOWANCE FOR CREDIT LOSSES, IMPAIRED LOANS, AND TDRS
Past Due and Non-accrual Loans
The following table presents an aging analysis of the Company's past due loans as of December 31, 2021 and 2020. The aging is determined without regard to accrual status. The table also presents non-performing loans, consisting of non-accrual loans (the majority of which are past due) and loans 90 days or more past due and still accruing interest, as of each balance sheet date.
Aging Analysis of Past Due Loans and Non-Performing Loans by Class
(Dollar amounts in thousands)

	Aging Analysis (Accruing and Non-accrual)					Non-performing Loans
	Current	30-89 Days Past Due	90 Days or More Past Due	Total Past Due	Total Loans	Non-accrual	90 Days or More Past Due, Still Accruing Interest
As of December 31, 2021
Commercial and industrial	$4,812,127	$10,473	$11,732	$22,205	$4,834,332	$15,987	$340
Agricultural	323,689	1,388	2,796	4,184	327,873	6,410	—
Commercial real estate:
Office, retail, and industrial	1,716,665	8,599	21,680	30,279	1,746,944	30,882	—
Multi-family	1,106,711	1,714	12,323	14,037	1,120,748	13,515	—
Construction	587,878	—	369	369	588,247	1,473	—
Other commercial real estate	1,258,600	5,327	11,979	17,306	1,275,906	14,795	28
Total commercial real estate	4,669,854	15,640	46,351	61,991	4,731,845	60,665	28
Total corporate loans, excluding PPP loans	9,805,670	27,501	60,879	88,380	9,894,050	83,062	368
PPP loans	230,687	—	—	—	230,687	—	—
Total corporate loans	10,036,357	27,501	60,879	88,380	10,124,737	83,062	368
Home equity	552,439	8,988	4,016	13,004	565,443	8,385	—
1-4 family mortgages	3,406,240	4,503	7,316	11,819	3,418,059	10,532	—
Installment	552,438	4,255	559	4,814	557,252	—	559
Total consumer loans	4,511,117	17,746	11,891	29,637	4,540,754	18,917	559
Total loans	$14,547,474	$45,247	$72,770	$118,017	$14,665,491	$101,979	$927
As of December 31, 2020
Commercial and industrial	$4,530,546	$9,254	$38,454	$47,708	$4,578,254	$42,965	$591
Agricultural	359,373	705	3,960	4,665	364,038	10,719	—
Commercial real estate:
Office, retail, and industrial	1,827,891	3,961	29,916	33,877	1,861,768	34,224	257
Multi-family	867,815	2,510	2,488	4,998	872,813	2,488	—
Construction	606,934	1,154	4,523	5,677	612,611	4,980	1,065
Other commercial real estate	1,448,258	15,015	18,703	33,718	1,481,976	25,824	434
Total commercial real estate	4,750,898	22,640	55,630	78,270	4,829,168	67,516	1,756
Total corporate loans, excluding PPP loans	9,640,817	32,599	98,044	130,643	9,771,460	121,200	2,347
PPP loans	785,563	—	—	—	785,563	—	—
Total corporate loans	10,426,380	32,599	98,044	130,643	10,557,023	121,200	2,347
Home equity	750,263	5,563	5,899	11,462	761,725	10,795	956
1-4 family mortgages	3,009,564	5,296	7,553	12,849	3,022,413	10,530	115
Installment	404,831	4,263	977	5,240	410,071	—	977
Total consumer loans	4,164,658	15,122	14,429	29,551	4,194,209	21,325	2,048
Total loans	$14,591,038	$47,721	$112,473	$160,194	$14,751,232	$142,525	$4,395

Allowance for Credit Losses
The Company maintains an allowance for credit losses at a level deemed adequate by management to absorb estimated losses inherent in the existing loan portfolio. See Note 1, "Summary of Significant Accounting Policies," for the accounting policy for the allowance for credit losses. A rollforward of the allowance for credit losses by portfolio segment for the years ended December 31, 2021, 2020, and 2019 is presented in the table below. PPP loans are excluded from this table as there is no allowance for credit losses associated with these loans because they are fully guaranteed by the SBA.
Allowance for Credit Losses by Portfolio Segment
(Dollar amounts in thousands)

	Commercial, Industrial, and Agricultural	Office, Retail, and Industrial	Multi-family	Construction	Other Commercial Real Estate	Consumer	Allowance for Unfunded Commitments	Total Allowance for Credit Losses
Year Ended December 31, 2021
Beginning balance	$119,954	$24,078	$5,709	$6,674	$24,309	$58,293	$8,025	$247,042
Charge-offs	(28,318)	(9,048)	(90)	(1,560)	(2,220)	(9,799)	—	(51,035)
Recoveries	6,434	244	7	177	300	2,919	—	10,081
Net charge-offs	(21,884)	(8,804)	(83)	(1,383)	(1,920)	(6,880)	—	(40,954)
Provision for loan losses and other	5,426	5,513	83	(2,412)	(2,270)	(3,166)	600	3,774
Ending Balance	$103,496	$20,787	$5,709	$2,879	$20,119	$48,247	$8,625	$209,862
Year Ended December 31, 2020
Beginning balance	$62,830	$7,580	$2,950	$1,697	$6,408	$26,557	$1,200	$109,222
Adjustments to apply recent accounting pronouncements(1)	20,159	11,686	397	10,300	11,427	16,235	5,553	75,757
Allowance established for acquired PCD loans	11,453	2,003	—	—	—	39	872	14,367
Charge-offs	(26,871)	(6,480)	(38)	(7,635)	(3,168)	(14,637)	—	(58,829)
Recoveries	5,061	25	5	—	316	2,103	—	7,510
Net charge-offs	(21,810)	(6,455)	(33)	(7,635)	(2,852)	(12,534)	—	(51,319)
Provision for loan losses and other	47,322	9,264	2,395	2,312	9,326	27,996	400	99,015
Ending balance	$119,954	$24,078	$5,709	$6,674	$24,309	$58,293	$8,025	$247,042
Year Ended December 31, 2019
Beginning balance	$63,276	$7,900	$2,464	$2,173	$4,934	$21,472	$1,200	$103,419
Charge-offs	(28,008)	(2,800)	(340)	(10)	(800)	(14,250)	—	(46,208)
Recoveries	4,815	253	478	19	357	2,062	—	7,984
Net charge-offs	(23,193)	(2,547)	138	9	(443)	(12,188)	—	(38,224)
Provision for loan losses and other	22,747	2,227	348	(485)	1,917	17,273	—	44,027
Ending balance	$62,830	$7,580	$2,950	$1,697	$6,408	$26,557	$1,200	$109,222
(1) As a result of accounting guidance adopted in 2020, the increase in allowance for credit losses, net of tax, was recognized as a cumulative-effect adjustment to retained earnings as of January 1, 2020.
Determination of the allowance for credit losses considers multiple macroeconomic scenarios of stressed GDP, unemployment, and housing price index, detailed portfolio reviews of elevated risk sectors, and the effects of governmental responses to the pandemic. The allowance for credit losses decreased from December 31, 2020, reflecting an improving credit environment as well as net charge-offs on PCD loans that previously had an allowance for credit losses established upon acquisition. The allowance for credit losses increased from December 31, 2019 primarily due to the adoption of current expected credit losses ("CECL") and the estimated impact of the pandemic on the allowance for credit losses.

The table below provides a breakdown of loans and the related allowance for credit losses by portfolio segment as of December 31, 2021 and 2020.
Loans and Related Allowance for Credit Losses by Portfolio Segment
(Dollar amounts in thousands)

	Loans				Allowance for Credit Losses
	Individually Evaluated	Collectively Evaluated	PCD	Total	Individually Evaluated	Collectively Evaluated	PCD	Total
As of December 31, 2021
Commercial, industrial, and agricultural	$16,293	$5,096,194	$49,718	$5,162,205	$3,167	$94,793	$5,536	$103,496
Commercial real estate:
Office, retail, and industrial	22,695	1,692,101	32,148	1,746,944	2,950	14,191	3,646	20,787
Multi-family	12,275	1,102,072	6,401	1,120,748	2,740	2,894	75	5,709
Construction	1,104	576,718	10,425	588,247	—	2,622	257	2,879
Other commercial real estate	10,569	1,228,556	36,781	1,275,906	—	10,739	9,380	20,119
Total commercial real estate	46,643	4,599,447	85,755	4,731,845	5,690	30,446	13,358	49,494
Total corporate loans, excluding PPP loans	62,936	9,695,641	135,473	9,894,050	8,857	125,239	18,894	152,990
PPP loans	—	230,687	—	230,687	—	—	—	—
Total corporate loans	62,936	9,926,328	135,473	10,124,737	8,857	125,239	18,894	152,990
Consumer	—	4,523,060	17,694	4,540,754	—	47,789	458	48,247
Allowance for unfunded commitments	—	—	—	—	—	8,625	—	8,625
Total loans	$62,936	$14,449,388	$153,167	$14,665,491	$8,857	$181,653	$19,352	$209,862
As of December 31, 2020
Commercial, industrial, and agricultural	$45,650	$4,826,017	$70,625	$4,942,292	$3,536	$107,763	$8,655	$119,954
Commercial real estate:
Office, retail, and industrial	26,384	1,792,618	42,766	1,861,768	1,123	15,106	7,849	24,078
Multi-family	1,279	864,677	6,857	872,813	—	5,438	271	5,709
Construction	1,154	595,550	15,907	612,611	—	4,535	2,139	6,674
Other commercial real estate	13,736	1,414,541	53,699	1,481,976	171	12,651	11,487	24,309
Total commercial real estate	42,553	4,667,386	119,229	4,829,168	1,294	37,730	21,746	60,770
Total corporate loans, excluding PPP loans	88,203	9,493,403	189,854	9,771,460	4,830	145,493	30,401	180,724
PPP loans	—	785,563	—	785,563	—	—	—	—
Total corporate loans	88,203	10,278,966	189,854	10,557,023	4,830	145,493	30,401	180,724
Consumer	—	4,172,042	22,167	4,194,209	—	57,567	726	58,293
Allowance for unfunded commitments	—	—	—	—	—	8,025	—	8,025
Total loans	$88,203	$14,451,008	$212,021	$14,751,232	$4,830	$211,085	$31,127	$247,042

The following table presents collateral-dependent loans, including PCD loans, without regard to accrual status by primary collateral type and non-accrual loans with no related allowance as of December 31, 2021 and 2020. PPP loans are excluded from this table as there is no allowance for credit losses associated with these loans because they are fully guaranteed by the SBA.
Collateral-dependent Loans and Non-accrual Loans With No Related Allowance by Class
(Dollar amounts in thousands)

	Type of Collateral			Non-accrual Loans With No Related Allowance
	Real Estate	Blanket Lien	Equipment

As of December 31, 2021
Commercial and industrial	$6,026	$14,131	$834	$8,467
Agricultural	6,347	—	—	2,698
Commercial real estate:
Office, retail, and industrial	30,739	—	—	11,401
Multi-family	13,039	—	—	2,013
Construction	1,837	—	—	1,473
Other commercial real estate	27,557	—	—	12,673
Total commercial real estate	73,172	—	—	27,560
Total corporate loans	85,545	14,131	834	38,725
Home equity	89	—	—	89
1-4 family mortgages	1,160	—	—	—
Installment	—	—	—	—
Total consumer loans	1,249	—	—	89
Total loans	$86,794	$14,131	$834	$38,814
As of December 31, 2020
Commercial and industrial	$27,007	$35,632	$2,555	$36,686
Agricultural	8,583	1,737	—	5,213
Commercial real estate:
Office, retail, and industrial	42,790	—	—	23,508
Multi-family	2,097	—	—	1,279
Construction	5,370	—	—	1,831
Other commercial real estate	40,430	—	—	20,158
Total commercial real estate	90,687	—	—	46,776
Total corporate loans	126,277	37,369	2,555	88,675
Home equity	211	—	—	99
1-4 family mortgages	2,807	—	—	578
Installment	—	—	—	—
Total consumer loans	3,018	—	—	677
Total loans	$129,295	$37,369	$2,555	$89,352

Loans Individually Evaluated
The following table presents loans individually evaluated by class of loan as of December 31, 2021 and 2020. PCD loans are excluded from this disclosure.
Loans Individually Evaluated by Class
(Dollar amounts in thousands)

	As of December 31,
	2021				2020
	Recorded Investment In				Recorded Investment In
	Loans with No Specific Reserve	Loans with a Specific Reserve	Unpaid Principal Balance	Specific Reserve	Loans with No Specific Reserve	Loans with a Specific Reserve	Unpaid Principal Balance	Specific Reserve
Commercial and industrial	$7,196	$2,750	$14,720	$1,966	$33,643	$1,687	$40,055	$398
Agricultural	2,698	3,649	7,564	1,201	5,213	5,107	14,972	3,138
Commercial real estate:
Office, retail, and industrial	10,202	12,493	24,524	2,950	21,537	4,847	30,474	1,123
Multi-family	1,249	11,026	12,361	2,740	1,279	—	1,279	—
Construction	1,104	—	1,154	—	1,154	—	1,507	—
Other commercial real estate	10,569	—	11,315	—	12,822	914	14,240	171
Total commercial real estate	23,124	23,519	49,354	5,690	36,792	5,761	47,500	1,294
Total corporate	33,018	29,918	71,638	8,857	75,648	12,555	102,527	4,830
Consumer	—	—	—	—	—	—	—	—
Total non-accrual loans individually evaluated	$33,018	$29,918	$71,638	$8,857	$75,648	$12,555	$102,527	$4,830
Interest income recognized on non-accrual loans using the cash basis of accounting for the year ended December 31, 2021 and 2020 was $1.0 million and $1.5 million, respectively.

Credit Quality Indicators
Corporate loans and commitments are assessed for credit risk and assigned ratings based on various characteristics, such as the borrower's cash flow, leverage, and collateral. Ratings for commercial credits are reviewed at least annually or more often if events or circumstances arise that could impact the rating. The following tables present credit quality indicators for corporate and consumer loans on an amortized cost basis as of December 31, 2021 and 2020 and net loan charge-offs for the year ended December 31, 2021 and 2020. PPP loans are excluded from this table as there is no allowance for credit losses associated with these loans because they are fully guaranteed by the SBA.
Corporate Loan Portfolio by Origination Year
(Dollar amounts in thousands)

	2021	2020	2019	2018	2017	Prior	Revolving Loans	Total
As of December 31, 2021
Commercial, industrial, agricultural:
Pass	$1,091,110	$581,728	$692,776	$525,802	$251,597	$379,371	$1,334,875	$4,857,259
Special Mention(1)	5,946	2,356	33,992	26,827	24,091	34,608	22,212	150,032
Substandard(2)	103	1,591	13,551	52,216	21,625	18,866	24,565	132,517
Non-accrual(3)	—	835	1,450	2,433	1,601	13,120	2,958	22,397
Total commercial, industrial, agricultural	$1,097,159	$586,510	$741,769	$607,278	$298,914	$445,965	$1,384,610	$5,162,205
Commercial, industrial, agricultural, net loan charge-offs	$—	$1,128	$4,442	$4,736	$9,598	$(863)	$2,843	$21,884
Office, retail, and industrial:
Pass	$224,911	$133,013	$200,945	$122,831	$229,893	$660,010	$17,878	$1,589,481
Special Mention(1)	1,701	—	4,519	16,184	13,383	49,481	—	85,268
Substandard(2)	—	—	—	15,997	6,715	18,601	—	41,313
Non-accrual(3)	—	—	—	508	2,624	27,750	—	30,882
Total office, retail, and industrial	$226,612	$133,013	$205,464	$155,520	$252,615	$755,842	$17,878	$1,746,944
Office, retail, and industrial net loan charge-offs	$—	$—	$246	$3,899	$1,023	$3,636	$—	$8,804
Multi-family:
Pass	$250,371	$153,568	$146,602	$76,604	$112,293	$278,402	$18,327	$1,036,167
Special Mention(1)	—	—	5,792	4,360	—	30,439	—	40,591
Substandard(2)	—	—	24,283	376	67	5,749	—	30,475
Non-accrual(3)	—	—	—	—	935	12,580	—	13,515
Total multi-family	$250,371	$153,568	$176,677	$81,340	$113,295	$327,170	$18,327	$1,120,748
Multi-family net loan charge-offs	$—	$—	$—	$—	$5	$78	$—	$83
Construction:
Pass	$98,063	$149,580	$94,574	$115,789	$37,956	$55,488	$25,596	$577,046
Special Mention(1)	—	—	—	36	—	71	—	107
Substandard(2)	—	—	—	—	1,390	8,231	—	9,621
Non-accrual(3)	—	—	—	—	1,104	369	—	1,473
Total construction	$98,063	$149,580	$94,574	$115,825	$40,450	$64,159	$25,596	$588,247
Construction net loan charge-offs	$—	$—	$—	$188	$1,105	$49	$41	$1,383
Other commercial real estate:
Pass	$209,228	$163,174	$136,843	$192,401	$104,173	$283,175	$21,749	$1,110,743
Special Mention(1)	—	—	—	12,360	4,564	21,850	—	38,774
Substandard(2)	—	—	1,631	26,921	25,587	57,215	240	111,594
Non-accrual(3)	—	—	276	103	—	14,327	89	14,795
Total other commercial real estate	$209,228	$163,174	$138,750	$231,785	$134,324	$376,567	$22,078	$1,275,906
Other commercial real estate net loan charge- offs	$—	$—	$—	$303	$45	$1,572	$—	$1,920

Corporate Loan Portfolio by Origination Year
(Dollar amounts in thousands)

	2020	2019	2018	2017	2016	Prior	Revolving Loans	Total
As of December 31, 2020
Commercial, industrial, agricultural:
Pass	$727,669	$842,650	$713,406	$460,835	$170,816	$391,963	$1,169,458	$4,476,797
Special Mention(1)	3,960	19,043	77,999	5,753	13,371	16,433	110,418	246,977
Substandard(2)	4,200	12,594	69,537	18,245	15,442	23,217	21,599	164,834
Non-accrual(3)	906	3,306	24,032	5,251	8,416	6,145	5,628	53,684
Total commercial, industrial, agricultural	$736,735	$877,593	$884,974	$490,084	$208,045	$437,758	$1,307,103	$4,942,292
Commercial, industrial, agricultural, net loan charge-offs	$44	$1,566	$1,402	$6,066	$2,029	$1,908	$8,795	$21,810
Office, retail, and industrial:
Pass	$165,299	$236,837	$196,857	$270,279	$267,328	$594,868	$4,762	$1,736,230
Special Mention(1)	640	2,775	5,621	9,914	7,818	19,056	200	46,024
Substandard(2)	—	—	7,973	3,359	17,288	16,670	—	45,290
Non-accrual(3)	—	—	132	178	11,478	22,436	—	34,224
Total office, retail, and industrial	$165,939	$239,612	$210,583	$283,730	$303,912	$653,030	$4,962	$1,861,768
Office, retail, and industrial net loan charge-offs	$—	$333	$155	$4	$1,769	$2,633	$1,561	$6,455
Multi-family:
Pass	$151,861	$164,199	$87,472	$117,506	$81,722	$228,617	$24,069	$855,446
Special Mention(1)	—	—	725	—	5,515	1,858	—	8,098
Substandard(2)	—	—	383	75	—	6,323	—	6,781
Non-accrual(3)	—	—	—	1,279	—	1,209	—	2,488
Total multi-family	$151,861	$164,199	$88,580	$118,860	$87,237	$238,007	$24,069	$872,813
Multi-family net loan charge-offs	$—	$3	$—	$1	$—	$10	$19	$33
Construction:
Pass	$84,060	$106,936	$183,111	$83,017	$59,752	$60,698	$21,161	$598,735
Special Mention(1)	—	—	43	881	—	1,361	—	2,285
Substandard(2)	—	—	—	2,105	752	3,754	—	6,611
Non-accrual(3)	—	—	—	1,154	—	2,181	1,645	4,980
Total construction	$84,060	$106,936	$183,154	$87,157	$60,504	$67,994	$22,806	$612,611
Construction net loan charge-offs	$—	$(12)	$85	$5,490	$—	$1,887	$185	$7,635
Other commercial real estate:
Pass	$194,860	$180,909	$207,813	$168,270	$104,820	$332,088	$27,990	$1,216,750
Special Mention(1)	—	865	18,209	28,633	14,252	43,740	—	105,699
Substandard(2)	—	4,285	30,537	18,285	12,140	68,214	242	133,703
Non-accrual(3)	—	—	768	1,620	11,192	12,137	107	25,824
Total other commercial real estate	$194,860	$186,059	$257,327	$216,808	$142,404	$456,179	$28,339	$1,481,976
Other commercial real estate net loan charge- offs	$—	$555	$179	$1,171	$182	$778	$(13)	$2,852
(1)Loans categorized as special mention exhibit potential weaknesses that require the close attention of management since these potential weaknesses may result in the deterioration of repayment prospects in the future.
(2)Loans categorized as substandard exhibit well-defined weaknesses that may jeopardize the liquidation of the debt. These loans continue to accrue interest because they are well-secured, and collection of principal and interest is expected within a reasonable time.
(3)Loans categorized as non-accrual exhibit well-defined weaknesses that may jeopardize the liquidation of the debt or result in a loss if the deficiencies are not corrected.

Consumer Loan Portfolio by Origination Year
(Dollar amounts in thousands)

	2021	2020	2019	2018	2017	Prior	Revolving Loans	Total
As of December 31, 2021
Home equity:
Performing	$11,274	$10,283	$7,540	$9,479	$7,996	$44,362	$466,124	$557,058
Non-accrual	—	—	—	489	227	7,144	525	8,385
Total home equity	$11,274	$10,283	$7,540	$9,968	$8,223	$51,506	$466,649	$565,443
Home equity net loan charge-offs	$—	$—	$—	$19	$(42)	$(337)	$(7)	$(367)
1-4 family mortgages:
Performing	$1,025,920	$1,406,857	$562,076	$104,899	$66,701	$239,934	$1,140	$3,407,527
Non-accrual	—	764	518	630	645	7,975	—	10,532
Total 1-4 family mortgages	$1,025,920	$1,407,621	$562,594	$105,529	$67,346	$247,909	$1,140	$3,418,059
1-4 family mortgages net loan charge-offs	$—	$—	$—	$2	$11	$281	$—	$294
Installment:
Performing	$195,854	$118,935	$89,990	$63,370	$25,222	$15,285	$48,596	$557,252
Non-accrual	—	—	—	—	—	—	—	—
Total installment	$195,854	$118,935	$89,990	$63,370	$25,222	$15,285	$48,596	$557,252
Installment net loan charge-offs	$638	$1,747	$3,166	$1,495	$97	$(231)	$41	$6,953
Consumer Loan Portfolio by Origination Year
(Dollar amounts in thousands)

	2020	2019	2018	2017	2016	Prior	Revolving Loans	Total
As of December 31, 2020
Home equity:
Performing	$12,640	$10,892	$13,115	$11,411	$8,947	$53,262	$640,663	$750,930
Non-accrual	—	126	509	254	776	7,139	1,991	10,795
Total home equity	$12,640	$11,018	$13,624	$11,665	$9,723	$60,401	$642,654	$761,725
Home equity net loan charge-offs	$—	$—	$33	$(1)	$1	$(66)	$(133)	$(166)
1-4 family mortgages:
Performing	$942,371	$1,350,724	$221,608	$125,210	$158,117	$213,853	$—	$3,011,883
Non-accrual	—	—	439	478	1,206	8,407	—	10,530
Total 1-4 family mortgages	$942,371	$1,350,724	$222,047	$125,688	$159,323	$222,260	$—	$3,022,413
1-4 family mortgages net loan charge-offs	$—	$—	$72	$—	$—	$729	$(4)	$797
Installment:
Performing	$95,941	$152,750	$81,720	$32,141	$11,856	$11,211	$24,452	$410,071
Non-accrual	—	—	—	—	—	—	—	—
Total installment	$95,941	$152,750	$81,720	$32,141	$11,856	$11,211	$24,452	$410,071
Installment net loan charge-offs	$501	$6,475	$3,330	$1,068	$129	$388	$12	$11,903
During the years ended December 31, 2021 and 2020, $37.8 million, and $62.0 million, respectively, of revolving loans converted to term loans.

TDRs
TDRs are generally performed at the request of the individual borrower and may include forgiveness of principal, reduction in interest rates, changes in payments, and maturity date extensions. The table below presents TDRs by class as of December 31, 2021 and 2020. See Note 1, "Summary of Significant Accounting Policies," for the accounting policy for TDRs.
TDRs by Class
(Dollar amounts in thousands)

	As of December 31,
	2021			2020
	Accruing	Non-accrual(1)	Total	Accruing	Non-accrual(1)	Total
Commercial and industrial	$—	$5,679	$5,679	$—	$8,859	$8,859
Agricultural	—	—	—	—	—	—
Commercial real estate:
Office, retail, and industrial	—	—	—	—	2,340	2,340
Multi-family	—	140	140	—	160	160
Construction	—	—	—	—	—	—
Other commercial real estate	145	—	145	184	—	184
Total commercial real estate	145	140	285	184	2,500	2,684
Total corporate loans	145	5,819	5,964	184	11,359	11,543
Home equity	29	97	126	31	116	147
1-4 family mortgages	—	214	214	598	228	826
Installment	360	—	360	—	—	—
Total consumer loans	389	311	700	629	344	973
Total loans	$534	$6,130	$6,664	$813	$11,703	$12,516
(1)These TDRs are included in non-accrual loans in the preceding tables.
In March of 2020, the CARES Act was enacted by the U.S. government in response to the economic disruption caused by the pandemic. The Company's banking regulators issued the "Interagency Statement on Loan Modifications by Financial Institutions Working with Customers Affected by the Coronavirus" that encourages financial institutions to work prudently with borrowers who are or may be unable to meet their contractual payment obligations due to the effects of the pandemic. Additionally, the CARES Act as amended by the 2021 Consolidated Appropriations Act, which was signed into law in December 2020, provides that a qualified loan modification is exempt from classification as a TDR as defined by GAAP, from the period beginning March 1, 2020 until the earlier of January 1, 2022 or the date that is 60 days after the date on which the national emergency concerning the pandemic declared by the President of the United States terminates. As of December 31, 2021 and 2020, the Company had eligible modifications with outstanding balances totaling $36.5 million and $96.7 million, respectively, which are not classified as TDRs.
TDRs are included in the calculation of the allowance for credit losses in the same manner as non-accrual loans. As of December 31, 2021 there was no specific allowance related to TDRs and there was $140,000 of specific allowance related to TDRs as of December 31, 2020.

There were no material restructurings during the year ended December 31, 2021. The following table presents a summary of loans that were restructured during the year ended December 31, 2020 and 2019.
Loans Restructured During the Period
(Dollar amounts in thousands)

	Number of Loans	Pre-Modification Recorded Investment	Funds Disbursed	Interest and Escrow Capitalized	Charge-offs	Post-Modification Recorded Investment
Year Ended December 31, 2020
Commercial and industrial	2	$10,428	$(3,818)	$—	$—	$6,610
Total loans restructured during the period	2	$10,428	$(3,818)	$—	$—	$6,610
Year Ended December 31, 2019
Commercial and industrial	5	$13,616	$—	$—	$1,424	$12,192
Office, retail, and industrial	2	4,473	—	—	873	3,600
Multi-family	1	12	—	—	—	12
Total loans restructured during the period	8	$18,101	$—	$—	$2,297	$15,804
Accruing TDRs that do not perform in accordance with their modified terms are transferred to non-accrual. There were no material TDRs that had payment defaults within twelve months of the restructure date during the years ended December 31, 2021, 2020, and 2019.
A rollforward of the carrying value of TDRs for the years ended December 31, 2021, 2020, and 2019 is presented in the following table.
TDR Rollforward
(Dollar amounts in thousands)

	Years Ended December 31,
	2021	2020	2019
Accruing
Beginning balance	$813	$1,233	$1,866
Additions	—	—	12
Net payments	(279)	(73)	(262)
Returned to performing status	—	—	—
Net transfers from (to) non-accrual	—	(347)	(383)
Ending balance	534	813	1,233
Non-accrual
Beginning balance	11,703	20,514	6,612
Additions	—	10,428	18,089
Net payments	(4,367)	(12,339)	(1,013)
Charge-offs	(1,206)	(7,247)	(3,557)
Transfers to OREO	—	—	—
Loans sold	—	—	—
Net transfers from accruing	—	347	383
Ending balance	6,130	11,703	20,514
Total TDRs	$6,664	$12,516	$21,747
There were no commitments to lend additional funds to borrowers with TDRs as of December 31, 2021 and 2020, respectively.

8.  PREMISES, FURNITURE, AND EQUIPMENT
The following table summarizes the Company's premises, furniture, and equipment by category.
Premises, Furniture, and Equipment
(Dollar amounts in thousands)

	As of December 31,
	2021	2020
Land	$29,045	$29,723
Premises	130,922	131,594
Furniture and equipment	133,534	137,452
Total cost	293,501	298,769
Accumulated depreciation	(175,258)	(170,446)
Net book value of premises, furniture, and equipment	118,243	128,323
Assets held-for-sale	2,312	3,722
Premises, furniture, and equipment, net	$120,555	$132,045
As of December 31, 2021 and 2020, assets held-for-sale consisted of former branches that are no longer in operation and parcels of land previously purchased for expansion.
Depreciation on premises, furniture, and equipment totaled $14.7 million in 2021, $16.5 million in 2020, and $16.4 million in 2019.
9.  LEASE OBLIGATIONS
The Company has the right to utilize certain premises under non-cancelable operating leases with varying maturity dates through the year ending December 31, 2059. As of December 31, 2021, the weighted-average remaining lease term on these leases was 9.0 years. Various leases contain renewal or termination options controlled by the Company or options to purchase the leased property during or at the expiration of the lease period at specific prices. Some leases contain escalation clauses calling for rentals to be adjusted for increased real estate taxes and other operating expenses or proportionately adjusted for increases in consumer or other price indices. Variable payments for real estate taxes and other operating expenses are considered to be non-lease components and are excluded from the determination of the lease liability. In addition, the Company rents or subleases certain real estate to third-parties. The following summary reflects the future minimum payments by year required under operating leases that have initial or remaining non-cancelable lease terms in excess of one year and a reconciliation of those payments to the Company's lease liability as of December 31, 2021.
Lease Liability
(Dollar amounts in thousands)

Total
Year Ending December 31,
2022	$22,464
2023	22,569
2024	22,486
2025	21,360
2026	20,751
2027 and thereafter	75,541
Total minimum lease payments	185,171
Discount(1)	(21,257)
Lease liability(2)	$163,914
(1)Represents the net present value adjustment related to minimum lease payments.
(2)Included in accrued interest payable and other liabilities in the Consolidated Statements of Financial Condition.
The discount rate for the Company's operating leases is the rate implicit in the lease and, if that rate cannot be readily determined, the Company's incremental borrowing rate. The weighted-average discount rate on the Company's operating leases was 2.72% as of December 31, 2021.

As of December 31, 2021, right-of-use assets of $137.4 million associated with lease liabilities were included in accrued interest receivable and other assets in the Consolidated Statements of Financial Condition.
During 2020, the Company initiated certain actions that include optimizing its retail branch network and delivery model through the consolidation of 17 branches, or approximately 15% of its branch network, which were completed in the first quarter of 2021. These actions resulted in pre-tax costs in 2020 of $19.9 million, which included $9.1 million of right-of-use asset impairment charges and $8.9 million of impairment charges on branch locations, furniture, and equipment, associated with valuation adjustments related to locations identified for consolidation, among other items, and were recorded within optimization costs in noninterest expense.
The following table presents net operating lease expense for the years ended December 31, 2021, 2020, and 2019.
Net Operating Lease Expense
(Dollar amounts in thousands)

	Years Ended December 31,
	2021	2020	2019
Lease expense charged to operations	$18,142	$18,772	$17,681
Accretion of operating lease intangible(1)	—	—	(162)
Rental income from premises leased to others(1)	(376)	(645)	(720)
Net operating lease expense	$17,766	$18,127	$16,799
(1)Included as reductions to net occupancy and equipment expense in the Consolidated Statements of Income.
10.  GOODWILL AND OTHER INTANGIBLE ASSETS
The Company's annual goodwill impairment test was performed as of October 1, 2021. It was determined that no impairment existed as of that date or as of December 31, 2021. For a discussion of the accounting policies for goodwill and other intangible assets, see Note 1, "Summary of Significant Accounting Policies."
The following table presents changes in the carrying amount of goodwill for the years ended December 31, 2021, 2020, and 2019.
Changes in the Carrying Amount of Goodwill
(Dollar amounts in thousands)

	Years Ended December 31,
	2021	2020	2019
Beginning balance	$862,397	$796,756	$728,809
Acquisitions	(983)	65,641	67,947
Ending balance	$861,414	$862,397	$796,756
The decrease in goodwill for the year ended December 31, 2021 resulted from the measurement period adjustments related to finalizing the fair values of the assets acquired and liabilities assumed in the Park Bank acquisition. During the year ended December 31, 2020 the increase resulted from the Park Bank acquisition. and measurement period adjustments related to finalizing the fair values of the assets acquired and liabilities assumed in the Bridgeview and Northern Oak acquisitions. During the year ended December 31, 2019, the increase resulted from the Bridgeview and Northern Oak acquisitions and measurement period adjustment related to finalizing the fair values of the assets acquired and liabilities assumed in the Northern States acquisition. See Note 3, "Acquisitions," for additional detail regarding the transaction completed in 2020.

The Company's other intangible assets consist of core deposit intangibles and trust department customer relationship intangibles, which are being amortized over their estimated useful lives. Other intangible assets are subject to impairment testing when events or circumstances indicate that their carrying amount may not be recoverable. The increase in other intangible assets for the year ended December 31, 2020 resulted from the Park Bank acquisition. The increase in other intangible assets for the year ended December 31, 2019 resulted from the Bridgeview and Northern Oak acquisitions. During 2021 there were no events or circumstances to indicate impairment.
Other Intangible Assets
(Dollar amounts in thousands)

	Years Ended December 31,
	2021			2020			2019
	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Beginning balance	$140,326	$69,959	$70,367	$137,258	$58,752	$78,506	$110,206	$48,271	$61,935
Additions	—	—	—	3,068	—	3,068	27,052	—	27,052
Amortization expense	—	11,182	(11,182)	—	11,207	(11,207)	—	10,481	(10,481)
Ending balance	$140,326	$81,141	$59,185	$140,326	$69,959	$70,367	$137,258	$58,752	$78,506
Weighted-average remaining life (in years)			5.8			6.7			7.5
Estimated remaining useful lives (in years)			0.9 to 8.2			0.3 to 9.2			0.5 to 9.3
Scheduled Amortization of Other Intangible Assets
(Dollar amounts in thousands)

Total
Year Ending December 31,
2022	$11,102
2023	10,725
2024	10,479
2025	9,241
2026	8,397
2027 and thereafter	9,241
Total	$59,185

11.  DEPOSITS
The following table presents the Company's deposits by type.
Summary of Deposits
(Dollar amounts in thousands)

	As of December 31,
	2021	2020
Demand deposits	$6,191,885	$5,797,899
Savings deposits	2,854,612	2,492,010
NOW accounts	3,152,399	2,763,042
Money market deposits	3,277,583	2,949,188
Time deposits less than $100,000	793,157	926,021
Time deposits greater than $100,000	921,293	1,084,304
Total deposits	$17,190,929	$16,012,464
The following table provides maturity information related to the Company's time deposits.
Scheduled Maturities of Time Deposits
(Dollar amounts in thousands)

Total
Year Ending December 31,
2022	$1,429,373
2023	144,406
2024	45,874
2025	46,362
2026	48,324
2027 and thereafter	111
Total	$1,714,450

12.  BORROWED FUNDS
The following table summarizes the Company's borrowed funds by funding source.
Summary of Borrowed Funds
(Dollar amounts in thousands)

	As of December 31,
	2021	2020
Securities sold under agreements to repurchase	$141,288	$141,886
FHLB advances	1,150,528	1,404,528
Total borrowed funds	$1,291,816	$1,546,414
Securities sold under agreements to repurchase generally mature within 1 to 90 days from the transaction date, are treated as financings, and the obligations to repurchase securities sold are included as a liability in the Consolidated Statements of Financial Condition. Repurchase agreements are secured by U.S. treasury and agency securities, which are held in third-party pledge accounts, if required. The securities underlying the agreements remain in the respective asset accounts. As of December 31, 2021, the Company did not have amounts at risk under repurchase agreements with any individual counterparty or group of counterparties that exceeded 10% of stockholders' equity.
The Bank is a member of the FHLB and has access to term financing from the FHLB. These advances are secured by designated assets that may include qualifying commercial real estate, residential and multi-family mortgages, home equity loans, and certain municipal and mortgage-backed securities. See Note 5, "Loans," for detail of the carrying value of loans pledged. As of December 31, 2021, FHLB advances, including certain putable advances, had fixed interest rates that range from 0.00% to 1.97% and maturity dates that range from June 2024 to March 2030.

The Company hedges interest rates on borrowed funds using interest rate swaps through which the Company receives variable amounts and pays fixed amounts. See Note 20, "Derivative Instruments and Hedging Activities" for a detailed discussion of interest rate swaps.
The following table presents short-term credit lines available for use, for which the Company did not have an outstanding balance as of December 31, 2021 and 2020.
Short-Term Credit Lines Available for Use
(Dollar amounts in thousands)

	As of December 31,
	2021	2020
FRB's Discount Window Primary Credit Program	$854,165	$864,867
Available federal funds lines	985,000	844,000
Correspondent bank line of credit	—	50,000
On September 27, 2016, the Company entered into a loan agreement with U.S. Bank National Association providing for a $50.0 million short-term, unsecured revolving credit facility. On September 26, 2020, the Company entered into a fourth amendment to this credit facility, which extended the maturity to September 26, 2021, at which time the facility was not renewed.
None of the Company's borrowings have any related compensating balance requirements that restrict the use of Company assets.
13.  SUBORDINATED DEBT
The following table presents the Company's subordinated debt by issuance.
Subordinated Debt
(Dollar amounts in thousands)

				As of December 31,
	Issuance Date	Maturity Date	Interest Rate	2021	2020
Subordinated notes	September 2016	September 2026	5.875%	$148,346	$147,991
Junior subordinated debentures:
First Midwest Capital Trust I ("FMCT")	November 2003	December 2033	6.950%	37,807	37,806
Great Lakes Statutory Trust II ("GLST II")(1)	December 2005	December 2035	L+1.400%(2)	4,863	4,769
Great Lakes Statutory Trust III ("GLST III")(1)	June 2007	September 2037	L+1.700%(2)	6,420	6,304
Northern States Statutory Trust I ("NSST I")(1)	September 2005	September 2035	L+1.800%(2)	8,473	8,339
Bridgeview Statutory Trust I ("BST")(1)	July 2001	July 2031	L+3.580%(2)	14,684	14,613
Bridgeview Capital Trust II ("BCT")(1)	December 2002	January 2033	L+3.350%(2)	14,995	14,946
Total junior subordinated debentures				87,242	86,777
Total senior and subordinated debt				$235,588	$234,768
(1)The junior subordinated debentures related to BST, BCT, GLST II, GLST III, and NSST I were assumed by the Company through acquisitions. These amounts include acquisition adjustment discounts that total $6.2 million and $6.7 million as of December 31, 2021 and 2020, respectively.
(2)The interest rates are variable rates based on three-month LIBOR plus the margin indicated.
Junior Subordinated Debentures
FMCT, GLST II, GLST III, NSST I, BST, and BCT are Delaware statutory business trusts. These trusts were established for the purpose of issuing trust-preferred securities and lending the proceeds to the Company in return for junior subordinated debentures of the Company. The junior subordinated debentures are the sole assets of each trust. Therefore, each trust's ability to pay amounts due on the trust-preferred securities is solely dependent on the Company making payments on the related junior subordinated debentures. The trust-preferred securities are subject to mandatory redemption, in whole or in part, on repayment of the junior subordinated debentures at the stated maturity date or on redemption. The Company guarantees payments of distributions and redemptions on the trust-preferred securities on a limited basis.
For regulatory capital purposes, the Tier 1 capital treatment of trust-preferred securities ended during 2018 due to the Company's asset growth, and those securities now are instead treated as Tier 2 capital. The statutory trusts qualify as variable interest entities for which the Company is not the primary beneficiary. Consequently, the accounts of those entities are not consolidated in the Company's financial statements.

14.  MATERIAL TRANSACTIONS AFFECTING STOCKHOLDERS' EQUITY
Issued Common Stock
On March 9, 2020, the Company issued 4.9 million shares of its common stock with a market value of $14.58 per share at issuance as part of the consideration in the Park Bank acquisition. Additional information regarding the Park Bank acquisition is presented in Note 3, "Acquisitions".
Issuance of Preferred Stock
During the second quarter of 2020, the Company issued 4.3 million depositary shares, each representing a 1/40th interest in a share of the Company's 7.000% Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A, and 4.9 million depositary shares, each representing a 1/40th interest in a share of the Company's 7.000% Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series C, for an aggregate of $230.5 million. The Company received proceeds of $221.2 million, net of underwriting discounts and commissions and issuance costs and expects to use the proceeds for general corporate purposes.
Stock Repurchases
On February 26, 2020, the Company announced a stock repurchase program authorizing the discretionary repurchase of up to $200 million of its outstanding common stock through December 31, 2021. This program replaced the Company's prior $180 million stock repurchase program, which expired in March 2020. The Company repurchased 715,000 shares of its common stock at a total cost of $14.9 million during the year ended December 31, 2021.
Quarterly Dividend on Common and Preferred Shares
The Company's Board of Directors (the "Board") declared a quarterly cash dividend on the Company's common stock of $0.12 per share for the first quarter of 2019. The quarterly cash dividend increased to $0.14 per share for each subsequent quarter through for the fourth quarter of 2021.
During the fourth and third quarters of 2020 and each quarter of 2021, the Board of Directors also approved a quarterly cash dividend of $17.50 per share of preferred stock. The cash dividend of $17.50 per share of preferred stock for the second quarter of 2020 was prorated based on the date of issuance during the quarter.
Other than share-based compensation, which is disclosed in Note 18, "Share-Based Compensation", there were no additional material transactions that affected stockholders' equity during the three years ended December 31, 2021.
15.  EARNINGS PER COMMON SHARE
The table below displays the calculation of basic and diluted EPS.
Basic and Diluted EPS
(Amounts in thousands, except per share data)

	Years Ended December 31,
	2021	2020	2019
Net income	$199,560	$107,898	$199,738
Preferred dividends	(16,135)	(9,119)	—
Net income applicable to non-vested restricted shares	(1,922)	(984)	(1,681)
Net income applicable to common shares	$181,503	$97,795	$198,057
Weighted-average common shares outstanding:
Weighted-average common shares outstanding (basic)	112,947	112,355	108,156
Dilutive effect of common stock equivalents	834	347	428
Weighted-average diluted common shares outstanding	113,781	112,702	108,584
Basic EPS	$1.61	$0.87	$1.83
Diluted EPS	1.60	0.87	1.82
Anti-dilutive shares not included in the computation of diluted EPS(1)	—	—	—
(1)There were not any outstanding stock options for the years ended December 31, 2021, 2020, or 2019.

16.  INCOME TAXES
Components of Income Tax Expense
(Dollar amounts in thousands)

	Years Ended December 31,
	2021	2020	2019
Current income tax expense:
Federal	$42,246	$29,310	$50,141
State	16,838	6,829	5,116
Total	59,084	36,139	55,257
Deferred income tax (benefit) expense:
Federal	9,046	(6,183)	(1,879)
State	3,456	(2,873)	12,823
Total	12,502	(9,056)	10,944
Total income tax expense	$71,586	$27,083	$66,201
Federal income tax expense and the related effective income tax rate are influenced by the amount of tax-exempt income derived from investment securities and BOLI in relation to pre-tax income as well as state income taxes. State income tax expense and the related effective income tax rate are driven by both the amount of state tax-exempt income in relation to pre-tax income and state tax rules for consolidated/combined reporting and sourcing of income and expense.
Components of Effective Tax Rate
(Dollar amounts in thousands)

	Years Ended December 31,
	2021		2020		2019
	Amount	% of Pretax Income	Amount	% of Pretax Income	Amount	% of Pretax Income
Statutory federal income tax	$56,941	21.0%	$28,346	21.0%	$55,847	21.0%
Increase (decrease) in income taxes resulting from:
State income tax, net of federal income tax effect	16,033	5.9	3,125	2.3	14,172	5.3
Tax-exempt income, net of interest expense disallowance	(2,359)	(0.9)	(2,589)	(1.9)	(3,234)	(1.2)
Other	971	0.4	(1,799)	(1.3)	(584)	(0.2)
Total	$71,586	26.4%	$27,083	20.1%	$66,201	24.9%
The increase in income tax expense for the year ended December 31, 2021 was driven primarily by higher levels of income subject to tax at statutory rates and a decrease in federal and state tax exempt income. The decrease in income tax expense and the effective tax rate for the year ended December 31, 2020 compared to 2019 was due primarily to the decrease in taxable income and $3.6 million of income tax benefits resulting from deferred tax asset adjustments, $2.6 million of which is reflected in state income tax expense, and $1.0 million of which is reflected in other and a decrease in the state effective tax rate.
The Company's retained earnings included an appropriation for an acquired thrift's tax bad debt reserves of approximately $5.8 million, as for each of the years ended December 31, 2021, 2020, and 2019, for which no provision for federal or state income taxes has been made. If, in the future, this portion of retained earnings were distributed as a result of the liquidation of the Company or its subsidiaries, federal and state income taxes would be imposed at the then applicable rates.

Differences between the amounts reported in the consolidated financial statements and the tax basis of assets and liabilities result in temporary differences for which deferred tax assets and liabilities were recorded.
Deferred Tax Assets and Liabilities
(Dollar amounts in thousands)

	As of December 31,
	2021	2020
Deferred tax assets:
Allowance for credit losses	$42,433	$49,829
Lease Liability	34,422	32,233
Federal net operating loss ("NOL") carryforwards	16,041	17,128
Non-equity based compensation	6,156	5,111
Equity based compensation	4,615	4,890
OREO	379	1,053
Other	12,217	14,566
Total deferred tax assets	116,263	124,810
Deferred tax liabilities:
Right-of-use asset	(28,845)	(26,308)
Acquisition adjustments	(11,270)	(11,549)
Accrued retirement benefits	(7,323)	(8,254)
Deferred loan fees and costs	(6,020)	(6,361)
Other	(3,105)	(2,780)
Total deferred tax liabilities	(56,563)	(55,252)
Deferred tax valuation allowance	(3,741)	(2,132)
Net deferred tax assets	55,959	67,426
Tax effect of adjustments related to other comprehensive income (loss)	14,413	(10,048)
Net deferred tax assets including adjustments	$70,372	$57,378
NOL carryforwards available to offset future taxable income:
Federal gross NOL carryforwards, begin to expire in 2030	$76,386	$84,488
Illinois gross NOL carryforwards	—	1,143
During the years ended December 31, 2021 and 2020, the Company recorded net deferred tax assets of $1.0 million and $5.0 million, respectively, related to the Park Bank acquisition.
During the year ended December 31, 2020, the Company transferred certain loans into real estate mortgage investment conduit trusts, which are classified as loans in the financial statements and as securities for tax purposes.
Net deferred tax assets are included in other assets in the accompanying Consolidated Statements of Financial Condition. Deferred tax assets related to certain acquired federal net operating losses are subject to a valuation allowance per the utilization limits imposed by Internal Revenue Code Section 382. The allowance for this item is $3.7 million and $2.1 million at December 31, 2021 and December 31, 2020. Management believes that it is more likely than not that all other net deferred tax assets will be fully realized and no additional valuation allowance is required.

Uncertainty in Income Taxes
The Company files a U.S. federal income tax return and state income tax returns in various states. Income tax returns filed by the Company are no longer subject to examination by federal and state income tax authorities for years prior to 2017.
Rollforward of Unrecognized Tax Benefits
(Dollar amounts in thousands)

	Years Ended December 31,
	2021	2020	2019
Beginning balance	$17,517	$16,384	$16,350
Additions for tax positions relating to the current year	587	793	1,158
Additions for tax positions relating to prior years	—	1,997	—
Reductions for tax positions relating to prior years	(18)	(876)	(224)
Reduction for lapse in statute of limitations	(3,010)	(781)	—
Reductions for settlements with taxing authorities	—	—	(900)
Ending balance	$15,076	$17,517	$16,384
Interest and penalties not included above(1):
Interest expense (income), net of tax effect, and penalties	$(92)	$48	$38
Accrued interest and penalties, net of tax effect, at end of year	163	256	208
(1)Included in income tax expense in the Consolidated Statements of Income.
The Company does not anticipate that the amount of uncertain tax positions will significantly increase or decrease in the next twelve months. Included in the balance as of December 31, 2021, 2020, and 2019 are tax positions totaling $11.8 million, $12.3 million and $13.0 million, respectively, which would favorably affect the Company's effective tax rate if recognized in future periods.
17.  EMPLOYEE BENEFIT PLANS
401(k) Plan
The Company has a defined contribution retirement savings plan (the "401(k) Plan") that covers qualified employees who meet certain eligibility requirements. The 401(k) Plan gives qualified employees (including certain highly compensated employees) the option to contribute up to 100% of their pre-tax base salary through salary deductions under Section 401(k) of the Internal Revenue Code. At the employees' direction, employee contributions are invested among a variety of investment alternatives. In addition, the Company makes a matching contribution of 4% of the eligible employee's compensation. On an annual basis, the Company automatically contributes 2% of the employee's eligible compensation regardless of voluntary contributions made by the employee. There is also a discretionary profit sharing component of the 401(k) Plan, which permits the Company to contribute an amount up to 15% of the employee's compensation to the 401(k) Plan. Starting on January 1, 2021, all active qualified employees become immediately vested in all Company contributions.
401(k) Plan
(Dollar amounts in thousands)

	Years Ended December 31,
	2021	2020	2019
401(k) Plan expense(1)	$8,119	$8,469	$8,226
Company dividends received by the 401(k) Plan	$143	$138	$414
Company shares held by the 401(k) Plan at the end of the year:
Number of shares	914,387	1,088,350	812,886
Fair value	$18,727	$17,327	$18,745
(1)Included in retirement and other employee benefits in the Consolidated Statements of Income.
Pension Plan
The Company sponsors a defined benefit pension plan (the "Pension Plan"), which provides for retirement benefits based on years of service and compensation levels of the participants. The Pension Plan covers employees who met certain eligibility requirements and were hired before April 1, 2007, the date it was amended to eliminate new enrollment of new participants. Effective January 1, 2014, benefit accruals were frozen under the Pension Plan.

Actuarially determined pension costs are charged to current operations and included in retirement and other employee benefits in the Consolidated Statements of Income. The Company's funding policy is to contribute amounts to the Pension Plan that are sufficient to meet the minimum funding requirements of the Employee Retirement Income Security Act of 1974 plus additional amounts as the Company deems appropriate.
Pension Plan Cost and Obligations
(Dollar amounts in thousands)

	As of December 31,
	2021	2020
Accumulated benefit obligation	$65,051	$75,278
Change in projected benefit obligation
Beginning balance	$75,278	$70,236
Service cost	—	—
Interest cost	1,055	1,377
Settlements	(7,915)	(6,148)
Actuarial (gain) loss	(2,489)	10,836
Benefits paid	(878)	(1,023)
Ending balance	$65,051	$75,278
Change in fair value of plan assets
Beginning balance	$91,133	$92,290
Actual return on plan assets	1,856	6,014
Benefits paid	(878)	(1,023)
Employer contributions	—	—
Settlements	(7,915)	(6,148)
Ending balance	$84,196	$91,133
Funded status recognized in the Consolidated Statements of Financial Condition
Noncurrent asset	$19,145	$15,855
Amounts recognized in AOCI
Prior service cost	$—	$—
Net loss	24,860	30,558
Net amount recognized	$24,860	$30,558
Actuarial losses included in AOCI as a percent of:
Accumulated benefit obligation	38.2%	40.6%
Fair value of plan assets	29.5%	33.5%
Amounts expected to be amortized from AOCI into net periodic benefit cost in the next fiscal year
Prior service cost	$—	$—
Net loss	713	987
Net amount expected to be recognized	$713	$987
Weighted-average assumptions at the end of the year used to determine the actuarial present value of the projected benefit obligation
Discount rate	2.62%	2.11%
To estimate the interest cost component of the net periodic benefit expense for the Pension Plan, the Company utilizes a full yield curve approach by applying specific spot rates along the yield curve used in the determination of the benefit obligation to the relevant projected cash flows. To the extent the cumulative actuarial losses included in AOCI exceed 10% of the greater of the accumulated benefit obligation or the market-related value of the Pension Plan assets, it is the Company's policy to amortize the Pension Plan's net actuarial losses into income over the average remaining life expectancy of the Pension Plan participants. Actuarial losses included in AOCI as of December 31, 2021 exceeded 10% of the accumulated benefit obligation and the fair value of Pension Plan assets. The amortization of net actuarial losses is a component of the net periodic benefit cost. Amortization of the net actuarial losses and prior service cost included in other comprehensive (loss) income is not expected to have a material impact on the Company's future results of operations, financial position, or liquidity.

Net Periodic Benefit Pension Cost
(Dollar amounts in thousands)

	Years Ended December 31,
	2021	2020	2019
Components of net periodic benefit cost
Interest cost	$1,055	$1,377	$1,841
Expected return on plan assets	(2,679)	(3,763)	(4,642)
Recognized net actuarial loss	890	816	531
Amortization of prior service cost	—	—	—
Recognized settlement loss	3,143	2,931	1,781
Net periodic cost (income)	2,409	1,361	(489)
Other changes in plan assets and benefit obligations recognized as a charge to other comprehensive income (loss)
Net gain (loss) for the period	1,665	(8,584)	1,313
Amortization of net loss	4,033	3,747	2,311
Total unrealized gain (loss)	5,698	(4,837)	3,624
Total recognized in net periodic pension cost and other comprehensive income (loss)	$3,289	$(6,198)	$4,113
Weighted-average assumptions used to determine the net periodic cost
Discount rate	2.11%	3.04%	4.10%
Expected return on plan assets(1)	3.60% / 2.85%	5.75% / 3.60%	5.75%
(1)During both 2021 and 2020, the Company updated asset allocations based upon the funded status of the plan which resulted in a change in the expected return on plan assets.

Pension Plan Asset Allocation
(Dollar amounts in thousands)

		Percentage of Plan Assets as of December 31,		Target Allocation as of December 31,
	Fair Value of Plan Assets(1)
		2021	2020	2021	2020
Asset Category
Equity securities	$—	—%	32%	0%	30 - 40%
Fixed income	84,097	100%	68%	95 - 100%	60 - 70%
Cash equivalents	99	—%	—%	0 - 5%	0 - 5%
Total	$84,196	100%	100%
(1)Additional information regarding the fair value of Pension Plan assets as of December 31, 2021 can be found in Note 22, "Fair Value."
The expected long-term rate of return on Pension Plan assets represents the average rate of return expected to be earned over the period the benefits included in the benefit obligation are to be paid. In developing the expected rate of return, the Company considers long-term returns based on historical market data and projections of future returns for each asset category, as well as historical actual returns on the Pension Plan assets with the assistance of its independent actuarial consultant. Using this reference data, the Company develops a forward-looking return expectation for each asset category and a weighted-average expected long-term rate of return based on the target asset allocation.
The investment objective of the Pension Plan is to maximize the return on Pension Plan assets over a long-term horizon to satisfy the Pension Plan obligations. In establishing its investment and asset allocation strategies, the Company considers expected returns and the volatility associated with different strategies. The investment strategies established by the Company's Retirement and Benefit Plans Committee provide for growth of capital with a moderate level of volatility by investing assets according to the target allocations stated above and reallocating those assets as needed to stay within those allocations. Investments are weighted toward publicly traded securities. Investment strategies that include alternative asset classes, such as private equity hedge funds and real estate, are generally avoided.

The following table presents estimated future pension benefit payments under the Pension Plan for retirees already receiving benefits and future retirees, assuming they retire and begin receiving unreduced benefits as soon as they are eligible.
Estimated Future Pension Benefit Payments
(Dollar amounts in thousands)

Year ending December 31,
2022	$8,063
2023	4,357
2024	4,350
2025	4,372
2026	4,017
2027-2030	19,920
18.  SHARE-BASED COMPENSATION
The Company maintains various equity-based compensation plans in order to grant equity awards to certain key employees and non-employee directors.
Share-Based Plans
First Midwest Bancorp, Inc. 2018 Stock and Incentive Plan ("2018 Stock and Incentive Plan") – In May of 2018, the Company's stockholders approved the 2018 Stock and Incentive Plan, which succeeds the Omnibus Stock and Incentive Plan ("Omnibus Plan") described below, under which the Company has ceased making new awards. The Company's stockholders authorized an additional 2,000,000 shares of the Company's common stock for award under the 2018 Stock and Incentive Plan, with the remaining shares eligible for issuance under the Omnibus Plan now being eligible for issuance under the 2018 Stock and Incentive Plan. The 2018 Stock and Incentive Plan allows for the grant of both incentive and non-statutory ("nonqualified") stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, and other awards to certain key employees.
The Company's current equity compensation program for key employees includes restricted stock, restricted stock units, and performance shares. Both restricted stock and restricted stock unit awards vest over three years, with 50% vesting on the second anniversary of the grant date and the remaining 50% vesting on the third anniversary of the grant date, provided the employee remains employed by the Company during this period (subject to accelerated vesting under certain circumstances in the event of a change-in-control or upon certain terminations of employment, as set forth in the applicable award agreement). The fair value of the awards is determined based on the average of the high and low price of the Company's common stock on the grant date.
For participants who are granted performance shares, they may earn performance shares totaling between 0% and 200% of the number of performance shares granted based on achieving certain performance metrics. Performance shares may be earned based on achieving an internal metric (core return on average tangible common equity for awards granted before 2020 and relative core return on average tangible common equity for the 2020 awards granted) and an external metric (relative total shareholder return) over a three year period. Each metric is weighted at 50% of the total award opportunity. If earned, and assuming continued employment, the performance shares will vest on the March 15th immediately following the end of the performance period. For awards granted before 2018, the performance shares will vest, assuming continued employment, one-third on the March 15th immediately following the end of the performance period, one-third on the following March 15th, and the remaining one-third on the second March 15th. The fair value of the performance shares that are dependent on the internal metric is determined based on the average of the high and low stock price on the grant date. An estimate is made as to the number of shares expected to vest as a result of actual performance against the internal metric to determine the amount of compensation expense to be recognized, which is re-evaluated quarterly. The fair value of the performance shares that are dependent on the external metric is determined using a Monte Carlo simulation model on the grant date.
Omnibus Plan – In 1989, the Board adopted the Omnibus Plan, which allowed for the grant of both incentive and nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance units, and other awards to certain key employees. Effective May 16, 2018, the Omnibus Plan has been succeeded by the 2018 Stock and Incentive Plan and the Company no longer makes awards under the Omnibus Plan. Shares eligible for issuance under the Omnibus Plan at the time the 2018 Stock and Incentive Plan was approved by the Company's stockholders were transferred to the 2018 Stock and Incentive Plan. All outstanding equity awards granted prior to the approval of the 2018 Stock and Incentive Plan will continue to be governed by the Omnibus Plan.
Nonemployee Directors Stock Plan (the "Directors Plan") – In 1997, the Board adopted the Directors Plan, which provides for the grant of equity awards to non-management Board members. In 2008, the Company amended the Directors Plan to allow for the grant of restricted stock awards, among other items. Since 2015, non-management members receive fully vested shares of the Company's common stock rather than restricted stock.
The 2018 Stock and Incentive Plan, the Omnibus Plan, and the Directors Plan, and material amendments, were submitted to and approved by the stockholders of the Company. The Company generally issues treasury shares to satisfy the vesting of restricted stock, restricted stock units, and performance share awards.
Shares of Common Stock Available Under Share-Based Plans

	As of December 31, 2021
	Shares Authorized	Shares Available For Grant
2018 Stock and Incentive Plan(1)	3,396,460	1,196,950
Directors Plan	481,250	68,699
(1)The shares of the Company's common stock underlying all outstanding equity awards governed by the Omnibus Plan that are canceled, forfeited, or expire will be available for issuance under the 2018 Stock and Incentive Plan.
Restricted Stock, Restricted Stock Unit, and Performance Share Awards
Restricted Stock, Restricted Stock Unit, and Performance Share Award Transactions
(Amounts in thousands, except per share data)

	Year Ended December 31, 2021
	Restricted Stock/Unit Awards		Performance Shares
	Number of Shares/Units	Weighted Average Grant Date Fair Value	Number of Shares	Weighted Average Grant Date Fair Value
Non-vested awards beginning balance	1,220	$21.61	565	$19.29
Granted	705	18.33	212	18.33
Vested	(483)	22.68	(137)	22.68
Forfeited	(125)	20.08	(101)	20.08
Non-vested awards ending balance	1,317	$19.70	539	$17.91
In addition, non-management board members received, in the aggregate, 15,000 and 20,000 shares of common stock for the years ended December 31, 2021 and 2020, respectively.
Other Restricted Stock, Restricted Stock Unit, and Performance Share Award Information
(Amounts in thousands, except per share data)

	Years Ended December 31,
	2021	2020	2019
Weighted-average grant date fair value of restricted stock, restricted stock unit, and performance share awards granted during the year	$18.33	$19.44	$23.04
Total fair value of restricted stock, restricted stock unit, and performance share awards vested during the year	13,566	11,735	13,092
Income tax benefit realized from the vesting/release of restricted stock, restricted stock unit, and performance share awards	4,362	3,237	2,920
No restricted stock, restricted stock unit, or performance share award modifications were made during the periods presented.

Compensation Expense
The Company recognizes share-based compensation expense based on the estimated fair value of the award at the grant or modification date. Share-based compensation expense is included in salaries and wages in the Consolidated Statements of Income.
Effect of Recording Share-Based Compensation Expense
(Dollar amounts in thousands)

	Years ended December 31,
	2021	2020	2019
Total share-based compensation expense(1)	$14,928	$14,740	$13,183
Income tax benefit	3,986	3,936	3,678
Share-based compensation expense, net of tax	$10,942	$10,804	$9,505
Unrecognized compensation expense	$12,720	$12,656	$14,299
Weighted-average amortization period remaining (in years)	1.1	1.3	1.1
(1)Comprised of restricted stock, restricted stock unit, and performance share awards expense.
19.  REGULATORY AND CAPITAL MATTERS
The Company and its subsidiaries are subject to various regulatory requirements that impose restrictions on cash, loans or advances, dividends, and other matters. The Bank may also be required to maintain reserves against deposits. Reserves are held either in the form of vault cash or noninterest-bearing balances maintained with the FRB and are based on the average daily balances and statutory reserve ratios prescribed by the type of deposit account. There were no reserve balances as of December 31, 2021 and 2020, respectively, maintained in accordance with these requirements.
Under current Federal Reserve regulations, the Bank is limited in the amount it may loan or advance to First Midwest Bancorp, Inc. on an unconsolidated basis (the "Parent Company") and its non-bank subsidiaries. Loans or advances to a single subsidiary may not exceed 10%, and loans to all subsidiaries may not exceed 20%, of the Bank's capital stock and surplus. Loans from subsidiary banks to non-bank subsidiaries, including the Parent Company, are also required to be collateralized.
The principal source of cash flow for the Parent Company is dividends from the Bank. Various federal and state banking regulations and capital guidelines limit the amount of dividends that the Bank may pay to the Parent Company. Without prior regulatory approval and while maintaining its well-capitalized status, the Bank can initiate aggregate dividend payments in 2022 of $91.7 million plus its net profits for 2022, as defined by statute, up to the date of any such dividend declaration. Future payment of dividends by the Bank depends on individual regulatory capital requirements and levels of profitability.
The Company and the Bank are also subject to various capital requirements set up and administered by federal banking agencies. Under capital adequacy guidelines, the Company and the Bank must meet specific guidelines that involve quantitative measures given the risk levels of assets and certain off-balance sheet items calculated under regulatory accounting practices ("risk-weighted assets"). The capital amounts and classification are also subject to qualitative judgments by the regulators regarding components of capital and assets, risk weightings, and other factors.
The Federal Reserve, the primary regulator of the Company and the Bank, establishes minimum capital requirements that must be met by the Company and the Bank. As defined in the regulations, quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of total capital to risk-weighted assets, Tier 1 capital to risk-weighted assets, common equity Tier 1 capital ("CET1") to risk-weighted assets, and Tier 1 capital to adjusted average assets. Failure to meet minimum capital requirements could result in actions by regulators that could have a material adverse effect on the Company's financial statements.
As of December 31, 2021, the Company and the Bank met all capital adequacy requirements. As of December 31, 2021, the Bank was "well-capitalized" under the regulatory framework for prompt corrective action. There are no conditions or events since that management believes would change the Bank's classification.

The following table outlines the Company's and the Bank's measures of capital as of the dates presented and the capital guidelines established by the Federal Reserve for the Company and the Bank to be categorized as adequately capitalized and avoid limitations on certain distributions, as well as for the Bank to be categorized as "well-capitalized."
Summary of Regulatory Capital Ratios
(Dollar amounts in thousands)

	Actual		Adequately Capitalized		To Be Well-Capitalized Under Applicable Capital Rules(1)
	Capital	Ratio %	Capital	Ratio %	Capital	Ratio %
As of December 31, 2021
Total capital to risk-weighted assets:
First Midwest Bancorp, Inc.	$2,249,868	14.47	$1,632,279	10.500	$1,554,551	10.00
First Midwest Bank	1,819,906	11.79	1,621,177	10.500	1,543,978	10.00
Tier 1 capital to risk-weighted assets:
First Midwest Bancorp, Inc.	1,900,133	12.22	1,321,369	8.500	932,731	6.00
First Midwest Bank	1,679,538	10.88	1,312,381	8.500	1,235,182	8.00
CET1 to risk-weighted assets:
First Midwest Bancorp, Inc.	1,669,633	10.74	1,088,186	7.000	N/A	N/A
First Midwest Bank	1,679,538	10.88	1,080,784	7.000	1,003,586	6.50
Tier 1 capital to average assets:
First Midwest Bancorp, Inc.	1,900,133	8.97	847,408	4.000	N/A	N/A
First Midwest Bank	1,679,538	7.97	842,555	4.000	1,053,193	5.00
As of December 31, 2020
Total capital to risk-weighted assets:
First Midwest Bancorp, Inc.	$2,175,253	14.14	$1,614,925	10.500	$1,538,024	10.00
First Midwest Bank	1,721,390	11.24	1,608,360	10.500	1,531,771	10.00
Tier 1 capital to risk-weighted assets:
First Midwest Bancorp, Inc.	1,777,150	11.55	1,307,320	8.500	922,814	6.00
First Midwest Bank	1,561,968	10.20	1,302,006	8.500	1,225,417	8.00
CET1 to risk-weighted assets:
First Midwest Bancorp, Inc.	1,547,154	10.06	1,076,617	7.000	N/A	N/A
First Midwest Bank	1,561,968	10.20	1,072,240	7.000	995,651	6.50
Tier 1 capital to average assets:
First Midwest Bancorp, Inc.	1,777,150	8.91	797,500	4.000	N/A	N/A
First Midwest Bank	1,561,968	7.86	794,688	4.000	993,361	5.00
N/A – Not applicable.
(1)"Well-capitalized" minimum CET1 to risk-weighted assets and Tier 1 capital to average assets ratios are not formally defined under applicable banking regulations for bank holding companies.
The Company and the Bank are each required to comply with certain risk-based capital and leverage requirements under capital rules (the "Basel III Capital Rules") adopted by the Federal Reserve. These rules implement the Basel III framework set forth by the Basel Committee on Banking Supervision (the "Basel Committee") as well as certain provisions of the Dodd-Frank Act.
Under the Basel III Capital Rules, the Company and the Bank are required to maintain the following:
•A minimum ratio of CET1 to risk-weighted assets of at least 4.5%, plus a 2.5% "capital conservation buffer" that is composed entirely of CET1 capital (resulting in a minimum ratio of CET1 to risk-weighted assets of at least 7.0%).
•A minimum ratio of Tier 1 capital to risk-weighted assets of at least 6.0%, plus the capital conservation buffer (resulting in a minimum Tier 1 capital ratio of 8.5%).
•A minimum ratio of total capital (Tier 1 capital plus Tier 2 capital) to risk-weighted assets of at least 8.0%, plus the capital conservation buffer (resulting in a minimum total capital ratio of 10.5%).

•A minimum leverage ratio of 4.0%, calculated as the ratio of Tier 1 capital to average assets.
The capital conservation buffer is designed to absorb losses during periods of economic stress. Banking institutions with a ratio of CET1 to risk-weighted assets above the minimum, but below the conservation buffer, will face constraints on dividends, equity repurchases, and compensation based on the amount of the shortfall and the institution's "eligible retained income" (since March 2020, the greater of (i) net income for the preceding four quarters, net of distributions and associated tax effects not reflected in net income and (ii) average net income over the preceding four quarters).
The Basel III Capital Rules also provide for a number of deductions from and adjustments to CET1 that include, for example, goodwill, other intangible assets and deferred tax assets that arise from net operating loss and tax credit carryforwards net of any related valuation allowance. Mortgage servicing rights and deferred tax assets arising from temporary differences that could not be realized through net operating loss carrybacks and investments in non-consolidated financial institutions must also be deducted from CET1 to the extent that they exceed certain thresholds. The Company and the Bank, as non-advanced approaches banking organizations, made a one-time permanent election to exclude the effects of certain AOCI items included in shareholders' equity under U.S. GAAP in determining regulatory capital ratios.
In December of 2017, the Basel Committee published standards that it described as the finalization of the Basel III post-crisis regulatory reforms (the standards are commonly referred to as "Basel IV"). Among other things, these standards revise the Basel Committee's standardized approach for credit risk (including the recalibration of risk weights and introducing new capital requirements for certain "unconditionally cancellable commitments," such as unused credit card lines of credit) and provide a new standardized approach for operational risk capital. Under the Basel framework, these standards will generally be effective on January 1, 2023, with an aggregate output floor phasing in through January 1, 2028. Under the current U.S. capital rules, operational risk capital requirements and a capital floor apply only to advanced approaches banking organizations and not to the Company or the Bank. The impact of Basel IV on the Company and the Bank will depend on the manner in which it is implemented by the federal bank regulators.
In February of 2019, the federal bank regulatory agencies issued a final rule, the 2019 CECL Rule, that revised certain capital regulations to account for changes to credit loss accounting under GAAP. The 2019 CECL Rule included a transition option that allows banking organizations to phase in, over a three-year period, the day-one adverse effects of CECL on their regulatory capital ratios (three-year transition option). In March 2020, the federal bank regulatory agencies issued an interim final rule that maintains the three-year transition option of the 2019 CECL Rule and also provides banking organizations that were required under GAAP (as of January 2020) to implement CECL before the end of 2020 the option to delay for two years an estimate of the effect of CECL on regulatory capital, relative to the incurred loss methodology's effect on regulatory capital, followed by a three-year transition period (five-year transition option). The Company elected to adopt the five-year transition option, which is applicable only to regulatory capital computations under federal banking regulations and does not otherwise impact the financial statements prepared in accordance with GAAP.
Under the Basel III Capital Rules, at the beginning of each of the last five years of the life of a subordinated debt instrument, the amount that is eligible to be included in Tier 2 capital is reduced by 20% of the original amount of the instrument (net of redemptions) and is excluded from regulatory capital when the remaining maturity is less than one year. The first year of the five-year phase-out of Tier 2 capital treatment of the Company's subordinated debt began during 2021.
20.  DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES
In the ordinary course of business, the Company enters into derivative transactions as part of its overall interest rate risk management strategy. The significant accounting policies related to derivative instruments and hedging activities are presented in Note 1, "Summary of Significant Accounting Policies."
Cash Flow Hedges
As of December 31, 2021, the Company hedged $375.0 million of certain corporate variable rate loans using interest rate swaps through which the Company receives fixed amounts and pays variable amounts. The Company also hedged $25.0 million of borrowed funds using forward starting interest rate swaps through which the Company receives variable amounts and pays fixed amounts. These transactions allow the Company to add stability to net interest income and manage its exposure to interest rate movements.
The forward starting interest rate swaps total $25.0 million begin in January of 2023 and mature in January of 2026. The weighted-average fixed interest rate to be paid on these interest rate swaps that have not yet begun was 0.60% as of December 31, 2021. These derivative contracts are designated as cash flow hedges.

During 2020, the Company terminated longer term interest rate swaps with a notional amount of $1.6 billion, as well as reduced a portion of the borrowed funds related to terminated swaps as a result of excess liquidity and in response to current market conditions. As a result, a $31.9 million pre-tax loss was reclassified from AOCI and recorded in noninterest income.
Cash Flow Hedges
(Dollar amounts in thousands)

	As of December 31,
	2021	2020
Gross notional amount outstanding	$400,000	$455,000
Derivative asset fair value in other assets(1)	(862)	3,707
Derivative liability fair value in other liabilities(1)	—	(1)
Weighted-average interest rate received	2.23%	2.18%
Weighted-average interest rate paid	0.10%	0.15%
Weighted-average maturity (in years)	0.58	1.50
(1)Certain cash flow hedges are transacted through a clearinghouse ("centrally cleared") and their change in fair value is settled by the counterparties to the transaction, which results in no fair value.
Changes in the fair value of cash flow hedges are recorded in AOCI on an after-tax basis and are subsequently reclassified to interest income or expense in the period that the forecasted hedged item impacts earnings. As of December 31, 2021, the Company estimates that $4.1 million will be reclassified from AOCI as an increase to interest income over the next twelve months.
Other Derivative Instruments
The Company also enters into derivative transactions through capital market products with its commercial customers and simultaneously enters into an offsetting interest rate derivative transaction with third-parties. This transaction allows the Company's customers to effectively convert a variable rate loan into a fixed rate loan. Due to the offsetting nature of these transactions, the Company does not apply hedge accounting treatment. The Company's credit exposure on these derivative transactions results primarily from counterparty credit risk. The credit valuation adjustment ("CVA") is a fair value adjustment to the derivative to account for this risk. As of December 31, 2021 and 2020, the Company's credit exposure was fully secured by the underlying collateral on customer loans and mitigated through netting arrangements with third-parties; therefore, no CVA was recorded. Capital market products income related to commercial customer derivative instruments of $6.8 million, $7.0 million, and $13.9 million was recorded in noninterest income for the years ended December 31, 2021, 2020, and 2019, respectively.
Other Derivative Instruments
(Dollar amounts in thousands)

	As of December 31,
	2021	2020
Gross notional amount outstanding	$4,541,754	$4,491,398
Derivative asset fair value in other assets(1)	68,286	149,997
Derivative liability fair value in other liabilities(1)	(24,872)	(44,580)
Fair value of derivative(2)	26,039	46,018
(1)Certain other derivative instruments are centrally cleared and their change in fair value is settled by the counterparties to the transaction, which results in no fair value.
(2)This amount represents the fair value if credit risk related contingent factors were triggered.
The Company occasionally enters into risk participation agreements with counterparty banks to transfer or assume a portion of the credit risk related to customer transactions. The amounts of these instruments were not material for any period presented. The Company had no other derivative instruments as of December 31, 2021 and 2020. The Company does not enter into derivative transactions for purely speculative purposes.

The following table presents the impact of derivative instruments on comprehensive income and the reclassification of gains (losses) from AOCI to net income for the years ended December 31, 2021, 2020, and 2019.
Cash Flow Hedge Accounting on AOCI
(Dollar amounts in thousands)

	Years Ended December 31,
	2021	2020	2019
Gains (losses) recognized in other comprehensive income
Interest rate swaps in interest income	$852	$28,197	$13,236
Interest rate swaps in interest expense	(933)	(13,924)	(16,873)
Reclassification of gains (losses) included in net income
Interest rate swaps in interest income	$8,833	$7,409	$3,975
Interest rate swaps in interest expense	—	(2,752)	(5,008)
Swap termination costs in noninterest income	—	(31,852)	—
The following table presents the impact of derivative instruments on net interest income for the years ended December 31, 2021, 2020, and 2019.
Hedge Income
(Dollar amounts in thousands)

	Years Ended December 31,
	2021	2020	2019
Cash Flow Hedges
Interest rate swaps in interest income	$8,833	$7,409	$3,975
Interest rate swaps in interest expense	—	(2,752)	(5,008)
Total cash flow hedges	8,833	4,657	(1,033)
Credit Risk
Derivative instruments are inherently subject to credit risk, which represents the Company's risk of loss when the counterparty to a derivative contract fails to perform according to the terms of the agreement. Credit risk is managed by limiting and collateralizing the aggregate amount of net unrealized losses by transaction, monitoring the size and the maturity structure of the derivatives, and applying uniform credit standards. Company policy establishes limits on credit exposure to any single counterparty. In addition, the Company established bilateral collateral agreements with derivative counterparties that provide for exchanges of marketable securities or cash to collateralize either party's net losses above a stated minimum threshold. As of December 31, 2021 and 2020, these collateral agreements covered 100% of the fair value of the Company's outstanding derivatives. Derivative assets and liabilities are presented gross, rather than net, of pledged collateral amounts.

Certain derivative instruments are subject to master netting agreements with counterparties. The Company records these transactions at their gross fair values and does not offset derivative assets and liabilities in the Consolidated Statements of Financial Condition. The following table presents the fair value of the Company's derivatives and offsetting positions as of December 31, 2021 and 2020.
Fair Value of Offsetting Derivatives
(Dollar amounts in thousands)

	As of December 31,
	2021		2020
	Assets	Liabilities	Assets	Liabilities
Gross amounts recognized	$67,424	$24,872	$153,704	$44,581
Less: amounts offset in the Consolidated Statements of Financial Condition	—	—	—	—
Net amount presented in the Consolidated Statements of Financial Condition(1)	67,424	24,872	153,704	44,581
Gross amounts not offset in the Consolidated Statements of Financial Condition:
Offsetting derivative positions	(1,907)	(1,907)	(5,239)	(5,239)
Cash collateral pledged	—	—	—	(39,970)
Net credit exposure	$65,517	$22,965	$148,465	$(628)
(1)Included in other assets or other liabilities in the Consolidated Statements of Financial Condition.
As of December 31, 2021 and 2020, the Company's derivative instruments generally contained provisions that require the Company's debt to remain above a certain credit rating by each of the major credit rating agencies or that the Company maintain certain capital levels. If the Company's debt were to fall below that credit rating or the Company's capital were to fall below the required levels, it would be in violation of those provisions, and the counterparties to the derivative instruments could terminate the swap transaction and demand cash settlement of the derivative instrument in an amount equal to the derivative liability fair value. As of December 31, 2021 and 2020, the Company was in compliance with these provisions.

21.  COMMITMENTS, GUARANTEES, AND CONTINGENT LIABILITIES
Credit Commitments and Guarantees
In the normal course of business, the Company enters into a variety of financial instruments with off-balance sheet risk to meet the financing needs of its customers and to conduct lending activities, including commitments to extend credit as well as standby and commercial letters of credit. These instruments involve elements of credit and interest rate risk in excess of the amount recognized in the Consolidated Statements of Financial Condition.
Contractual or Notional Amounts of Financial Instruments
(Dollar amounts in thousands)

	As of December 31,
	2021	2020
Commitments to extend credit:
Commercial, industrial, and agricultural	$2,274,360	$2,318,346
Commercial real estate	593,195	378,282
Home equity	615,667	611,640
Other commitments(1)	270,285	264,869
Total commitments to extend credit	$3,753,507	$3,573,137
Letters of credit	$122,667	$115,130
(1)Other commitments includes installment and overdraft protection program commitments.
Commitments to extend credit are agreements to lend funds to a customer, subject to contractual terms and covenants. Commitments generally have fixed expiration dates or other termination clauses, variable interest rates, and fee requirements, when applicable. Since many of the commitments are expected to expire without being drawn, the total commitment amounts do not necessarily represent future cash flow requirements.
In the event of a customer's non-performance, the Company's credit loss exposure is equal to the contractual amount of the commitments. The credit risk is essentially the same as extending loans to customers for the full contractual amount. The Company uses the same credit policies for credit commitments as its loans and minimizes exposure to credit loss through various collateral requirements.
Letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third-party. Letters of credit generally are contingent on the failure of the customer to perform according to the terms of the contract with the third-party and are often issued in favor of a municipality where construction is taking place to ensure the customer adequately completes the construction. Commercial letters of credit are issued to facilitate transactions between a customer and a third-party based on agreed upon terms.
The maximum potential future payments guaranteed by the Company under letters of credit arrangements are equal to the contractual amount of the commitment. If a commitment is funded, the Company may seek recourse through the liquidation of the underlying collateral, including real estate, production plants and property, marketable securities, or receipt of cash.
As a result of the sale of certain 1-4 family mortgage loans, the Company is contractually obligated to repurchase early payment default loans or loans that do not meet underwriting requirements at recorded value. In accordance with the sales agreements, there is no limitation to the maximum potential future payments or expiration of the Company's recourse obligation. There were no material loan repurchases during the years ended December 31, 2021 or 2020.
Legal Proceedings
At December 31, 2021, there were certain legal proceedings pending against the Company and its subsidiaries in the ordinary course of business. While the outcome of any legal proceeding is inherently uncertain, based on information currently available, the Company's management does not expect that any potential liabilities arising from any pending legal proceedings will have a material adverse effect on the Company's business, financial condition, or results of operations.

22.  FAIR VALUE
Fair value represents the amount expected to be received to sell an asset or paid to transfer a liability in its principal or most advantageous market in an orderly transaction between market participants at the measurement date. In accordance with fair value accounting guidance, the Company measures, records, and reports various types of assets and liabilities at fair value on either a recurring or non-recurring basis in the Consolidated Statements of Financial Condition. Those assets and liabilities are presented below in the sections titled "Assets and Liabilities Required to be Measured at Fair Value on a Recurring Basis" and "Assets and Liabilities Required to be Measured at Fair Value on a Non-Recurring Basis."
Other assets and liabilities are not required to be measured at fair value in the Consolidated Statements of Financial Condition, but must be disclosed at fair value. See the "Fair Value Measurements of Other Financial Instruments" section of this note. Any aggregation of the estimated fair values presented in this note does not represent the value of the Company.
Depending on the nature of the asset or liability, the Company uses various valuation methodologies and assumptions to estimate fair value. GAAP provides a three-tiered fair value hierarchy based on the inputs used to measure fair value. The hierarchy is defined as follows:
•Level 1 – Quoted prices in active markets for identical assets or liabilities.
•Level 2 – Observable inputs other than level 1 prices, such as quoted prices for similar instruments, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.
•Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. These inputs require significant management judgment or estimation, some of which use model-based techniques and may be internally developed.
Assets and liabilities are assigned to a level within the fair value hierarchy based on the lowest level of significant input used to measure fair value. Assets and liabilities may change levels within the fair value hierarchy due to market conditions or other circumstances. Those transfers are recognized on the date of the event that prompted the transfer. There were no transfers of assets or liabilities required to be measured at fair value on a recurring basis between levels of the fair value hierarchy during the periods presented.
Assets and Liabilities Required to be Measured at Fair Value on a Recurring Basis
The following table provides the fair value for assets and liabilities required to be measured at fair value on a recurring basis in the Consolidated Statements of Financial Condition by level in the fair value hierarchy.
Recurring Fair Value Measurements
(Dollar amounts in thousands)

	As of December 31, 2021			As of December 31, 2020
	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
Assets
Equity securities	$87,867	$25,990	$—	$52,888	$18,516	$—
Securities available-for-sale
U.S. treasury securities	—	—	—	12,051	—	—
U.S. agency securities	—	648,367	—	—	652,474	—
CMOs	—	1,244,710	—	—	1,438,518	—
MBSs	—	858,269	—	—	580,840	—
Municipal securities	—	226,395	—	—	236,015	—
Corporate debt securities	—	169,479	—	—	176,510	—
Total securities available-for-sale	—	3,147,220	—	12,051	3,084,357	—
Mortgage servicing rights ("MSRs")(1)	—	—	6,336	—	—	4,899
Derivative assets(1)	—	67,424	—	—	153,704	—
Liabilities
Derivative liabilities(2)	$—	$24,872	$—	$—	$44,581	$—

(1)Included in other assets in the Consolidated Statements of Financial Condition.
(2)Included in other liabilities in the Consolidated Statements of Financial Condition.

The following sections describe the specific valuation techniques and inputs used to measure financial assets and liabilities at fair value.
Equity Securities
The Company's equity securities consist primarily of community development investments and certain diversified investment securities held in a grantor trust for participants in the Company's nonqualified deferred compensation plan that are invested in money market and mutual funds, and various preferred equity investments. The fair value of certain community development investments is based on quoted prices in active markets or market prices for similar securities obtained from external pricing services or dealer market participants and is classified in level 2 of the fair value hierarchy. As of December 31, 2021, the fair value of certain community development investments totaling $5.0 million was based on the net asset value per share ("NAV") practical expedient and can be redeemed at any month end with 30 days notice. Since these investments are measured at fair value using the NAV practical expedient, they are not classified in the fair value hierarchy. The fair value of the money market, mutual funds, and preferred equity investments is based on quoted market prices in active exchange markets and is classified in level 1 of the fair value hierarchy.
Securities Available-for-Sale
The Company's securities available-for-sale are primarily fixed income instruments that are not quoted on an exchange, but may be traded in active markets. The fair values for these securities are based on quoted prices in active markets or market prices for similar securities obtained from external pricing services or dealer market participants and are classified in level 2 of the fair value hierarchy. The fair value of U.S. treasury securities is based on quoted market prices in active exchange markets and is classified in level 1 of the fair value hierarchy. Quarterly, the Company evaluates the methodologies used by its external pricing services to estimate the fair value of these securities to determine whether the valuations represent an exit price in the Company's principal markets.
Mortgage Servicing Rights
The Company services loans for others totaling $773.2 million and $766.1 million as of December 31, 2021 and 2020, respectively. These loans are owned by third-parties and are not included in the Consolidated Statements of Financial Condition. The Company determines the fair value of MSRs by estimating the present value of expected future cash flows associated with the mortgage loans being serviced and classifies them in level 3 of the fair value hierarchy. The following table presents the ranges of significant, unobservable inputs used by the Company to determine the fair value of MSRs as of December 31, 2021 and 2020.
Significant Unobservable Inputs Used in the Valuation of MSRs

	As of December 31,
	2021			2020
Prepayment speed	0.0%	-	13.0%	5.3%	-	16.3%
Maturity (months)	8	-	88	13	-	71
Discount rate	9.5%	-	15.0%	9.5%	-	12.0%
The impact of changes in these key inputs could result in a significantly higher or lower fair value measurement for MSRs. Significant increases in expected prepayment speeds and discount rates have negative impacts on the valuation. Higher maturity assumptions have a favorable effect on the estimated fair value.

A rollforward of the carrying value of MSRs for the three years ended December 31, 2021 is presented in the following table.
Carrying Value of MSRs
(Dollar amounts in thousands)

	Years Ended December 31,
	2021	2020	2019
Beginning balance	$4,899	$5,858	$6,730
New MSRs	1,938	2,594	1,228
Total (losses) gains included in earnings(1):
Changes in valuation inputs and assumptions	819	(2,268)	(1,559)
Other changes in fair value(2)	(1,320)	(1,285)	(541)
Ending balance(3)	$6,336	$4,899	$5,858
Contractual servicing fees earned during the year(1)	$2,157	$1,684	$1,586
Total amount of loans being serviced for the benefit of others at the end of the year	773,216	766,144	653,656
(1)Included in mortgage banking income in the Consolidated Statements of Income and related to assets held as of December 31, 2021, 2020, and 2019.
(2)Primarily represents changes in expected future cash flows over time due to payoffs and paydowns.
(3)Included in other assets in the Consolidated Statements of Financial Condition.
Derivative Assets and Derivative Liabilities
The Company enters into interest rate swaps and derivative transactions with commercial customers. These derivative transactions are executed in the dealer market, and pricing is based on market quotes obtained from the counterparties. The market quotes were developed using market observable inputs, which primarily include LIBOR. Therefore, derivatives are classified in level 2 of the fair value hierarchy. For its derivative assets and liabilities, the Company also considers non-performance risk, including the likelihood of default by itself and its counterparties, when evaluating whether the market quotes from the counterparties are representative of an exit price.
Pension Plan Assets
Although Pension Plan assets are not consolidated in the Company's Consolidated Statements of Financial Condition, they are required to be measured at fair value on an annual basis. The fair value of Pension Plan assets is presented in the following table by level in the fair value hierarchy.
Annual Fair Value Measurements for Pension Plan Assets
(Dollar amounts in thousands)

	As of December 31, 2021			As of December 31, 2020
	Level 1	Level 2	Total	Level 1	Level 2	Total
Pension plan assets:
Mutual funds(1)	$98	$—	$98	$25,696	$—	$25,696
Corporate bonds	—	84,098	84,098	—	65,437	65,437
Total pension plan assets	$98	$84,098	$84,196	$25,696	$65,437	$91,133
(1)Includes mutual funds, money market funds, cash, cash equivalents, and accrued interest.
Mutual funds are based on quoted market prices in active exchange markets and classified in level 1 of the fair value hierarchy. Corporate bonds are valued at quoted prices from independent sources that are based on observable market trades or observable prices for similar bonds where a price for the identical bond is not observable and, therefore, are classified in level 2 of the fair value hierarchy. There were no Pension Plan assets classified in level 3 of the fair value hierarchy.

Assets and Liabilities Required to be Measured at Fair Value on a Non-Recurring Basis
The following table provides the fair value for each class of assets and liabilities required to be measured at fair value on a non-recurring basis in the Consolidated Statements of Financial Condition by level in the fair value hierarchy.
Non-Recurring Fair Value Measurements
(Dollar amounts in thousands)

	As of December 31, 2021			As of December 31, 2020
	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
Collateral-dependent impaired loans(1)	$—	$—	$30,985	$—	$—	$21,246
OREO(2)	—	—	500	—	—	—
Loans held-for-sale(3)	—	—	32,511	—	—	44,965
Assets held-for-sale(4)	—	—	2,312	—	—	3,722
(1)Includes impaired loans with charge-offs and impaired loans with a specific reserve during the periods presented.
(2)Includes OREO with fair value adjustments subsequent to initial transfer that occurred during the periods presented.
(3)Included in other assets in the Consolidated Statements of Financial Condition.
(4)Included in premises, furniture, and equipment in the Consolidated Statements of Financial Condition.
Collateral-Dependent Impaired Loans
Certain collateral-dependent impaired loans are subject to fair value adjustments to reflect the difference between the carrying value of the loan and the value of the underlying collateral. The fair values of collateral-dependent impaired loans are primarily determined by current appraised values of the underlying collateral. Based on the age and/or type, appraisals may be adjusted in the range of 0% to 15%. In certain cases, an internal valuation may be used when the underlying collateral is located in areas where comparable sales data is limited or unavailable. Accordingly, collateral-dependent impaired loans are classified in level 3 of the fair value hierarchy.
Collateral-dependent impaired loans for which the fair value is greater than the recorded investment are not measured at fair value in the Consolidated Statements of Financial Condition and are not included in this disclosure.
OREO
The fair value of OREO is measured using the current appraised value of the properties. In certain circumstances, a current appraisal may not be available or may not represent an accurate measurement of the property's fair value due to outdated market information or other factors. In these cases, the fair value is determined based on the lower of the (i) most recent appraised value, (ii) broker price opinion, (iii) current listing price, or (iv) signed sales contract. Given these valuation methods, OREO is classified in level 3 of the fair value hierarchy.
Loans Held-for-Sale
Loans held-for-sale consists of 1-4 family mortgage loans, which were originated with the intent to sell as of December 31, 2021 and 2020. These loans were recorded in the held-for-sale category at the contract price, which approximates fair value, and, accordingly, are classified in level 3 of the fair value hierarchy.
Assets Held-for-Sale
As of December 31, 2021, assets held-for-sale consists of former branches that are no longer in operation and parcels of land previously purchased for expansion. These properties are being actively marketed and were transferred into the held-for-sale category at their fair value as determined by current appraisals. Based on these valuation methods, they are classified in level 3 of the fair value hierarchy.
Goodwill and Other Intangible Assets
Goodwill and other intangible assets are subject to annual impairment testing, which requires a significant degree of management judgment. If the testing had resulted in impairment, the Company would have classified goodwill and other intangible assets in level 3 of the fair value hierarchy as a non-recurring fair value measurement. Additional information regarding goodwill, other intangible assets, and impairment policies can be found in Note 1, "Summary of Significant Accounting Policies," and Note 10, "Goodwill and Other Intangible Assets."

Financial Instruments Not Required to be Measured at Fair Value
For certain financial instruments that are not required to be measured at fair value in the Consolidated Statements of Financial Condition, the Company must disclose the estimated fair values and the level within the fair value hierarchy as shown in the following table.
Fair Value Measurements of Other Financial Instruments
(Dollar amounts in thousands)

		As of December 31, 2021		As of December 31, 2020
	Fair Value Hierarchy Level	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets
Cash and due from banks	1	$220,207	$220,207	$196,364	$196,364
Interest-bearing deposits in other banks	2	1,898,865	1,898,865	920,880	920,880
Securities held-to-maturity	2	8,655	8,234	12,071	11,686
FHLB and FRB stock	2	106,097	106,097	117,420	117,420
Loans	3	14,464,254	14,212,574	14,512,215	14,614,029
Investment in BOLI	3	300,730	300,730	301,101	301,101
Accrued interest receivable	3	58,704	58,704	68,390	68,390
Liabilities
Deposits	2	$17,190,929	$17,187,617	$16,012,464	$16,007,133
Borrowed funds	2	1,291,816	1,291,816	1,546,414	1,546,414
Subordinated debt	2	235,588	290,624	234,768	281,843
Accrued interest payable	2	3,646	3,646	4,826	4,826
Management uses various methodologies and assumptions to determine the estimated fair values of the financial instruments in the table above. The fair value estimates are made at a discrete point in time based on relevant market information and consider management's judgments regarding future expected economic conditions, loss experience, and specific risk characteristics of the financial instruments. Loans include net loans, which consists of loans held-for-investment, acquired loans, and the allowance for loan losses. As of both December 31, 2021 and 2020, the Company estimated the fair value of lending commitments outstanding to be immaterial.
23.  RELATED PARTY TRANSACTIONS
The Company, through the Bank, makes loans to and has transactions with certain of its directors and executive officers. All of these loans and transactions were made on substantially the same terms, including interest rates and collateral requirements, for comparable transactions with unrelated persons and did not involve more than the normal risk of collectability or present unfavorable features. For the years ended December 31, 2021 and 2020, loans to directors and executive officers were not greater than 5% of the Company's consolidated stockholders' equity.

24.  CONDENSED PARENT COMPANY FINANCIAL STATEMENTS
The following represents the condensed financial statements of First Midwest Bancorp, Inc., the Parent Company.
Statements of Financial Condition
(Parent Company only)
(Dollar amounts in thousands)

	As of December 31,
	2021	2020
Assets
Cash and due from banks	$380,688	$442,799
Investments in and advances to subsidiaries	2,527,164	2,473,520
Other assets	116,810	81,192
Total assets	$3,024,662	$2,997,511
Liabilities and Stockholders' Equity
Subordinated debt	$235,588	$234,768
Accrued interest payable and other liabilities	46,346	72,737
Stockholders' equity	2,742,728	2,690,006
Total liabilities and stockholders' equity	$3,024,662	$2,997,511

Statements of Income
(Parent Company only)
(Dollar amounts in thousands)

	Years Ended December 31,
	2021	2020	2019
Income
Dividends from subsidiaries	$119,127	$145,142	$236,137
Interest income	3,996	456	613
Securities transactions and other	421	1,146	23
Total income	123,544	146,744	236,773
Expenses
Interest expense	13,874	14,251	14,431
Salaries and employee benefits	17,452	14,437	13,903
Other expenses	21,049	12,487	11,384
Total expenses	52,375	41,175	39,718
Income before income tax benefit and equity in undistributed income of subsidiaries	71,169	105,569	197,055
Income tax benefit	11,380	9,798	10,609
Income before equity in undistributed income of subsidiaries	82,549	115,367	207,664
Equity in undistributed income (loss) of subsidiaries	117,011	(7,469)	(7,926)
Net income	199,560	107,898	199,738
Preferred dividends	(16,135)	(9,119)	—
Net income applicable to non-vested restricted shares	(1,922)	(984)	(1,681)
Net income applicable to common shares	$181,503	$97,795	$198,057

Statements of Cash Flows
(Parent Company only)
(Dollar amounts in thousands)

	Years Ended December 31,
	2021	2020	2019
Operating Activities
Net income	$199,560	$107,898	$199,738
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed (income) loss of subsidiaries	(117,011)	7,469	7,926
Depreciation of premises, furniture, and equipment	33	51	51
Share-based compensation expense	14,928	14,740	13,183
Tax benefit related to share-based compensation	430	327	364
Net increase in other assets	(40,587)	(21,401)	(67,330)
Net (decrease) increase in other liabilities	(5,548)	(6,185)	49,813
Net cash provided by operating activities	51,805	102,899	203,745
Investing Activities
Net cash paid for acquisitions	—	(30,616)	(19,966)
Net cash used in investing activities	—	(30,616)	(19,966)
Financing Activities
Net proceeds from the issuance of preferred stock	—	221,187	—
Repurchases of common stock	(14,929)	(22,557)	(33,928)
Cash dividends paid	(95,900)	(72,585)	(56,540)
Restricted stock activity	(3,087)	(3,036)	(3,830)
Net cash provided (used in) by financing activities	(113,916)	123,009	(94,298)
Net (decrease) increase in cash and cash equivalents	(62,111)	195,292	89,481
Cash and cash equivalents at beginning of year	442,799	247,507	158,026
Cash and cash equivalents at end of year	$380,688	$442,799	$247,507
Supplemental Disclosures of Cash Flow Information:
Common stock issued for acquisitions, net of issuance costs	$—	$71,883	$101,496

25.  SUBSEQUENT EVENTS
On February 15, 2022, the Company merged into Old National, with Old National as the surviving entity. Pursuant to the terms of the merger agreement, on February 15, 2022, each outstanding share of Company common stock was cancelled and converted into the right to receive 1.1336 shares of Old National common stock, other than certain shares held by the Company or Old National. In addition, the merger agreement provides that holders of Company depositary shares representing a 1/40th interest in a share of the Company's 7.000% Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A or Series C, will receive an equal amount of Old National depositary shares each representing a 1/40th interest in a share of a corresponding new series of Old National preferred stock having terms that are not materially less favorable than the Company preferred stock. The headquarters of the surviving corporation and the main office of the surviving bank is located in Evansville, Indiana and the name of the surviving corporation and surviving bank is Old National Bancorp and Old National Bank, respectively. The Commercial Banking and Consumer Banking operations of the surviving bank are headquartered in Chicago, Illinois. Michael L. Scudder, Chairman and Chief Executive Officer ("CEO") of the Company, serves as the Executive Chairman, and James C. Ryan III, Chairman and CEO of Old National, maintains his role as CEO.
Prior to the close of the merger with Old National, the Company made a $15 million contribution to the the First Midwest Charitable Foundation to support the immediate and long-term needs of the communities we serve. In addition, the Company terminated all remaining cash flow hedges prior to the close of the merger with Old National.
Management has evaluated subsequent events for the Company through March 11, 2022, the date the accompanying financial statements were available to be issued. Based on this evaluation, management does not believe there are any other subsequent events that occurred that would require further disclosure or adjustments to the financial statements.